Exhibit 4.(b)6

Construction and Lease Agreement
dated January 8, 2008
between Industrial Building Corporation Ltd. and Lumenis Ltd.
(English Translation)

Translation from the Hebrew

Construction and Lease Agreement

Made and signed this 8th day of January 2008

Between:	Industrial Buildings Corporation Ltd.	Description of the Premises
of 11 Hamanofim St., Ackerstein Building.
	Herzliya, Tel: 09-9717900	Town: New Industrial Zone
	(hereinafter: "the Company")	Building no:
Agreement no:
And:	Lumenis Ltd.
Public company No. 520042557
of _____ St., Upper Yokneam Industrial Zone
Zip Code: 202069, Tel:04 9599000
By , I.D.
By , I.D.
(hereinafter: "the Lessee"

WHEREAS	The Lessee invited the submission of proposals for contracting by way of agreement to purchase Land (as hereinafter defined) in order to set up a Building (as hereinafter defined) by the Company in order to grant a lease of the Building to the Lessee, coupled with a grant of an option to the Lessee to subsequently increase the volume of the construction that will be carried out and leased to the Lessee; and

WHEREAS	Following the making of such proposal by the Company to the Lessee, a document called the Principles of Agreement was signed between the parties, a copy of which Agreement is attached hereto as Appendix H (hereinafter: “the Principles of Agreement”); and

WHEREAS	The Lessee, by its signature to this detailed Agreement and subject thereto, agrees to accept the proposal as it appears in the Principles of Agreement (Appendix H mentioned); and

It is therefore declared, stipulated and agreed between the parties as follows:

1.	Preamble

(a)	The preamble to this Agreement constitutes an integral part thereof.

(b)	The headings to the clauses in this Agreement are for convenience only, and do not form part of the Agreement.

(c)	All the Appendices and Addenda to this Agreement constitute an integral part thereof.

(d)	Upon the execution of this Agreement, all the declarations and/or any undertaking and/or representation or offers that have been declared, taken or made by them prior to the execution of this Agreement, are void ab initio.

2.	A. Definitions

The following terms as used in this Agreement bear the following meanings:

—	"the Land" - an area of approximately 11,785 square .meters., situated in the new industrial zone of Yokneam, known as Plots 11, 12, 18 and 19 in Parcel No. 83 in Block 11492.

—	“square meter” – means a square meter of principal and service areas in the building. The overall area of the Building will be approximately 16,000 sq.m., divided in the following manner: some 12,000 sq.m., of the central building and approximately 4,000 sq.m., for a storage building. Upon conclusion of the Construction Works (as hereinafter defined) a survey will be taken of the Building by a qualified surveyor to be agreed upon by the parties. The survey will be made according to the directives contained in the scheme attached as Appendix B-1 hereto. Pursuant to the metrage indicated by such survey, the Lessee will pay the payments payable by it pursuant to this Agreement. In the event of the construction effectively being greater to the extent of 3% or more than the volume set out in the Shell Plan under this Agreement, the Lessee will pay the payments to which it is subject according to this Agreement up to 3% in excess of that stated but no more, without this serving to exempt either of the parties from any other obligation that is imposed upon it in connection with the Premises (as hereinafter defined) pursuant to the terms of this Agreement.

—	“the Premises” – means the Building, and such addition or additional construction that will be constructed and leased to the Lessee according to the terms of this Agreement.

—	“the Purpose” or “the Purpose of the Lease” is for industry, and in addition, any other purpose that will be selected by the Lessee, provided it is permitted according to the Town Building Plan.

—	“the Land Purchase Cost” – means the aggregate of all the payments that are/will be paid by the Company to the Israel Lands Administration in respect of the purchase of the rights in the Land (rent/capitalization/permit fees) for all the building rights according to the Town Building Plan applicable to the Land as well as all the sums that will be paid by the Company to the Israel Lands Administration and/or to any party on its behalf and/or to any third party for development including development levies and fees. For the avoidance of any doubt it is clarified that VAT will not be included in any case as part of such definition of the Land Purchase Cost.

—	“Constructed Area” – means the total building percentages permitted for construction on the Land according to the Town Building Plan applicable to the Land at the time the application for the building permit for the Building is made.

—	“Ministry of ITE”– means the Ministry of Industry, Trade and Employment.

—	“the Site Plan” – means the site plan of the Land (Block and Parcel plan of the sites (attached hereto as Appendix A).

—	“the Building” – means two buildings having an aggregate area of some 16,000 sq.m., (gross) (12,000 sq.m., of main constructed area and some 4,000 sq.m., of storage) that will be constructed on the Land according to the scheme and the specification attached hereto as Appendix B-1 pursuant to the Plans that will be designed in accordance therewith.

—	“ILA” – means the Israel Lands Administration.

—	"Local Commission" - means the Yokneam Local Building and Planning Commission.

—	“Plans” – means the Shell Plans and Interior Work Plans defined in clause 6 hereof.

—	“Company’s Works” – means the Shell Works and Interior Works (as those terms are hereinafter defined) that will be carried out by the Company pursuant to this Agreement, as well as any work that is required in order to fulfil the Company’s obligation to build the Building and lease the same to the Lessee in accordance with its undertaking under this Agreement.

—	“The Tribunal” – means the joint forum that has been appointed by the parties, including the arbitrator who will be appointed by the Tribunal, if any, appointed according to clause 10A hereof.

B.	Appendices and Addenda

The Appendices and Addenda hereto constitute an integral part of this Agreement, for all purposes, and are as follows:

Appendix A – Plan of the Land.
Appendix B-1 – Scheme and Specification.
Appendix B-2 – Shell Plans (defined in clause 6 (b) hereof.
Appendix C – Interior Work Plans (defined in clause 6 (i) hereof).
Appendix E – Capital Rent.
Appendix F – Additional Building Option.
Appendix G, G-1 – G-4 – Insurance and Insurance Certificates.
Appendix H – Principles of Agreement.
Appendix I, (I-1 + I-2) – Form of Lessee’s Guarantee and Guarantee of the Company.
Appendix J – Form of Power of Attorney to Strike out the Registration of the Lessee’s Rights.
Addendum No. 1 – Air Conditioning Installations.
Addendum No. 2. – Parking Places.

In the event of any deviation and/or inconsistency between the provisions contained herein and that stated in any of the Appendices and/or the Addenda attached hereto, the provisions contained in this Agreement will prevail.

3.	Purchase of the Land

(a)	The Company undertakes to proceed as speedily as possible in its purchase of the rights in the Land, and will not be released from its undertaking to purchase the rights in the Land unless it will be proved that the purchase of the rights has been prevented due to factors beyond its control, notwithstanding the fact that it has made every reasonable effort to carry out the purchase.

If the Company is constrained from purchasing the rights in the Land for reasons that are beyond its control and notwithstanding its efforts as aforesaid, the Company will give notice to that effect to the Lessee within 90 days of the date of the execution of this Agreement, in which case either party to this Agreement will be entitled to notify the other of its wish to rescind this Agreement within 14 days of delivery of the Company’s notice and the same will not be deemed to be any breach by any of the parties and neither party to the Agreement will have any claim whatsoever against the other in connection with the rescission thereof and/or in connection with its costs in respect of this Agreement. If, notwithstanding the foregoing, the parties will agree not to rescind this Agreement, the same will be subject to their reaching agreement on the implications of the delay on the time schedule.

As regards the Purpose of the Lease, the Company will use every reasonable effort to minimise any restriction on the part of the ILA and the consent of the ILA to be granted to the uses permitted according to the Town Building Plan, and for the ILA’s consent to be granted to subletting also. In the event of the consent of the ILA to the matters mentioned or any of them not being received, notwithstanding it being proved that reasonable efforts have been made as aforesaid, the Company will give notice to that effect to the Lessee, and the Lessee will be entitled to decide whether it is waiving its right on such matters or is rescinding the Agreement, in which case the same will not be deemed to be a breach of the Agreement by any party, and each party will bear its own costs and have no claim whatsoever against the other.

(b)	It is to be clarified that the acquisition by the Company of the Land mentioned is being made based on the Lessee’s declarations set out in clause 5 hereof. It is further agreed between the parties that the Lessee will co-operate with the Company to the extent reasonably required vis-à-vis the Israel Lands Administration and/or the local authority and/or the Ministry of ITE and/or the planning commissions and/or any other competent authority for purposes of acquiring the rights in the Land as mentioned and/or with the object of promoting the construction of the Building to which this Agreement relates, including: presenting the Lessee’s needs and/or clarifying the Purpose of the Lease as well as all reasonable co-operation vis-à-vis such other parties as will not impose upon the Lessee any financial liability whatsoever in real terms.

(c)	It is agreed between the parties that should it transpire that the Land Purchase Cost will exceed $100 per sq.m., of constructed area, i.e. the sum of $2,760,000 (calculated according to 27,600 sq.m., of constructed area) the Company will give notice to that effect to the Lessee prior to its purchasing the Land.

In the absence of such notice by the Company to the Lessee, it will be entitled to the component of the Land costs in the Capital Rent according to the actual purchase cost or according to $100 per sq.m., whicheveris the lower.

In the event of the Company giving the Lessee such notice, the Lessee will be entitled to terminate this Agreement by written notice to the Company within 14 days of the date of such notice by the Company regarding the Land Purchase Cost and in such a case, neither party will have any claim and/or demand against the other in respect of this Agreement, including with respect to the costs incurred by such party to the Agreement up until the date of such rescission.

It should be clarified that if the Lessee has failed to give notice of rescission of the Agreement in writing prior to the execution by the Company of a development/lease agreement respecting the site, notwithstanding the fact that it has received such notice, the Lessee will forfeit such right by it to rescind the Agreement, and the Rent will be paid in accordance with the actual purchase price.

In the event of the Lessee notifying the Company of its wish to rescind this Agreement in such circumstances, the Company may demand from the Lessee to pay the Rent calculated according to $100 per sq.m. of constructed area in respect of the Land Purchase Cost in a manner whereby it will bear the additional cost exceeding $100 per sq.m. of constructed area and in such a case, the Lessee will have no such right to rescind the Agreement.

(d)	The Company undertakes to register the Lessee’s leasehold right according to this Agreement in any register maintained by law, including the Land Registry and the ILA, to the extent it is possible, if and when the Lessee so requests.

On the execution of this Agreement, the Lessee will deposit in escrow with the Company’s lawyer, Advocate Shmuel Lechner (hereinafter: “the Trustee”) an irrevocable power of attorney signed by the Lessee to strike out the registration of the Lessee’s rights mentioned. The form of the power of attorney is attached hereto as Appendix I. The Trustee will be entitled to use such power of attorney only where possession thereof is no longer in the hands of the Lessee and only after prior notice in writing will have been given to the Lessee 30 days before such power of attorney is used.

(e)	If, notwithstanding the Company’s efforts mentioned in sub-clause (a) above, the Company will be unable to obtain from the ILA the rights in all of the Land, but only in part thereof, the Company will give notice thereof to the Lessee in writing and the Lessee will have the right, in such a case, to give notice in writing within ten days of the Company’s notice that it wishes to rescind this Agreement and in such a case, the Agreement will be rescinded and neither party will have any claim against the other and each party will bear its own costs expended for the purpose of this Agreement. In the absence of such notice by the Lessee, this Agreement will be in full force and effect with respect to such part of the Land in which the Company will have succeeded to acquire rights, and with respect to the Building rights attached to such Land, mutatis mutandis.

4.	Examination of the Land

The Company declares that it has examined the status of the rights in the Land, the planning condition of the Land and the applicable plans with respect to the Land and for purpose of purchasing the rights therein at any authority and/or institution that is relevant thereto, including at the offices of the Land Registry, the ILA, the Ministry of ITE, the local authority, the planning commissions and the offices of the municipal company and the like. The Company declares that the Lessee has no responsibility in such matters, including with respect to any data or representation that has been made by it, to the extent such representations have been made. If at any stage whatsoever it will become apparent that it is not possible to build on the Land for any reason that could not have been discovered on reasonable prior examination, such as following the discovery of antiquities during the course of the work, or following a prohibition resulting from the discovery of a potable water reservoir, that give rise to a building prohibition by law, then this Agreement will be deemed to be void ab initio, and in such a case neither party will have any claim against the other. It is clarified that ground water is not deemed to be such a reason.

5.	Suitability

The Lessee declares that it has examined Appendix A and the permitted uses according to the Town Building Plan, and will have no claims in such matters.

The Lessee declares that it has examined the Plans attached hereto and found the same to be suitable for its purposes.

The parties declare that they have received all the approvals that they need for the purpose of entering into this Agreement and are empowered and entitled to enter into this Agreement under any applicable law.

The parties declare that they have the financial ability and resources to comply with the terms and conditions herein contained.

6.	Planning of the Building

(a)	The Company hereby undertakes to construct the Building on the Land in accordance with the “Scheme and Specification” attached as Appendix B-1 hereto, and the Plans defined and mentioned below.

(b)	The Company will prepare detailed construction plans of the shell of the building in accordance with the “Scheme” and the Specification attached as Appendix B-1 hereto. These plans will, after preparation thereof be presented to the Lessee for approval, the latter being bound to grant its approval thereto if they accord with the Scheme, and upon the approval thereof they will be attached hereto as the final plans and constitute Appendix B-2 to this Agreement, and in accordance therewith the Company will proceed to obtain the building permit (in this Agreement called: “the Shell Plans” and “the Shell Construction Works”).

(c)	The responsibility for obtaining the building permit and any permit that is required by law in order to enable the Lessee to inhabit the building is imposed entirely on the Company. For the removal of any doubt, a business management license or license for signage or any license pertaining to the Lessee’s business does not attach to the Company.

(d)	The Lessee undertakes to furnish the Company with all its remarks and/or approval on and to the Plans within seven working days of receipt thereof. The absence of any remarks by the Lessee to the Plans by such date will be deemed to be the Lessee’s approval to the Plans, unless it requests an extension, in which case the date of delivery under this Agreement will be deferred for the same duration, or less, depending on the effect thereof on the time schedule. Disagreements in this respect will be determined by the Tribunal.

(e)	For the avoidance of any doubt the Lessee declares that approval of the Plans by it will be deemed for all purposes to be a declaration of the suitability of the Plans for its purposes.

(f)	If the Lessee has made comments on the Plans that deviate from the Scheme attached as Appendix B-1 hereto, or made additional remarks or retracted the same as stated in sub-clause (g) hereof, the provisions contained in clause 8(b) hereof will apply.

(g)	The Lessee will not be entitled to retract the approval it has given or revert to any preceding stage and make other remarks that it forgot to make within the time period prescribed above.

(h)	If the Company has made a rectification following a remark by the Lessee, the Lessee may make no further remarks on the same matter as rectified if rectified according to the remark, and if it has so acted then any delay ensuing therefrom will affect the time schedule according to sub-clause (d) above.

(i)	The Lessee will furnish to the Company, within 75 days of the date of receiving the final Shell Plans and approval thereof, the functional design of, or part of the Premises (hereinafter: “the Functional Planning”). All the decisions relevant to the Functional Design and the standard of finish according to the design and on any matter relating to the Interior Work design will be at the Lessee’s sole determination, subject to the engineering constraints resulting from the Shell Plans. On the basis of the Functional Design, the Company will prepare detailed plans for the interior works that will be carried out by the Company in the Building to adjust the same to the Lessee’s requirements that will be attached as Appendix C hereto (hereinafter: “the Interior Work Plans” and “the Interior Works”).

(The Shell Plans and the Interior Work Plans will be collectively called hereinafter: “the Plans”).

(j)	Disputes in relation to this clause will be determined by the Tribunal.

7.	Construction of the Building Including the Interior Works

(a)	The Company will independently and/or through third parties on its behalf carry out all the “Company’s Works” as defined in the definitions clause, subject as provided in sub-clause (b) hereof with respect to the Interior Works. It is clarified and agreed that the Company will bear full and overall responsibility for implementing all the Works and delivering possession of the Building in complete form as a turnkey project both with respect to Works that will be carried out by it and also the Works that will be carried out by sub-contractors or others, even if implementation of the work will require the use of materials, items or quantities that exceed the Company’s estimates.

(b)	The Interior Works:

(1)	The Interior Works will be carried out by means of sub-contractors, consultants, planners and inspectors who will be selected by the Company in conjunction with the Lessee by means of a tender(s) unless otherwise agreed by the parties jointly and in writing, overall, or in relation to a particular subject. In any event, the taking of bids and method of determining the prices and engagements with the sub-contractors will be completely “transparent” to the Lessee.

(2)	The Lessee may request the Company within the framework of the Interior Works design to carry out Interior Works only in parts of the Building, but not in the entire area thereof.

(3)	The extent of the investment in the Interior Works will not exceed an amount in shekels equal to $400 per sq.m. on average (plus VAT), but it is agreed that a deviation to the extent of 10% (i.e.) up to $440 per sq.m. plus VAT) will not be deemed to be a breach on the part of the Lessee. Notwithstanding that stated it is clarified that the Lessee will pay the component of the “Rent in respect of the Interior Works” prescribed in Appendix E below pursuant to the Company’s effective investment costs in the Interior Works according to that stated up to the amount of $440 per sq.m. (plus VAT).

Where the Lessee has requested to invest more than $440 per sq.m. (plus VAT) in the Interior Works – the Lessee will directly bear the full amount of the additional investment required for such purpose.

(4)	The “Interior Works” for the purpose of calculating the component of the “Rent in respect of the Interior Works” in the Capital Rent set out in Appendix E hereto are only the finishing/interior works and will in no way include any overheads and/or overheads of a main contractor for either guarding or for electricity, water, cleaning, insurance, co-ordination of sub-contractors and transportation assistance – and these will not be charged to the parties carrying out such works but to the Company and/or its main contractor, and only the cost of the Works as effectively paid to the contractor will be that which will be used to calculate the component of the Rent in respect of the Interior Works mentioned in Appendix E, the amount specified in Appendix E being calculated according to a multiple of every $100 of investment in the Interior Works. The contents of this clause will be made clear to the sub-contractors by the Company in good time and prior to receiving their proposals for carrying out the Interior Works, with the object of cheapening to the extent possible the costs of the Interior Works. If the Company decides to take a contractor who will provide main contractor services to all the parties carrying out the Interior Works, payment for such main contractor’s services will not be included in the cost of the Interior Works for the purpose of determining the component of the Rent in respect of the Interior Works. For the removal of any doubt, if the main contractor personally effects Interior Works with the consent of the Lessee or is selected in such a tender, then each payment that will be paid to it for such Works is included within the framework of the “Interior Works” for the purpose of calculating the Rent in respect of the Interior Works.

(5)	The Company will furnish the Lessee with a breakdown of all the expenses that it has incurred within the framework of the investments in the Interior Works according to the definitions contained in this Agreement, from which the component of the Capital Rent pertaining to the Interior Works is to be derived, such Works being itemized according to type, including a certificate from the Company’s accountant in this connection, to the extent the Lessee will request this. The Lessee will examine such breakdown and the conformity thereof with the results of the tenders/price proposals.

(c)	Differences on any matter pertaining to this clause will be submitted to the Tribunal for determination, as prescribed in this Agreement.

(d)	The Lessee may, at its own expense, provide its own inspector of all the Company’s works or part thereof, at its discretion, at any time whatsoever. To the extent an inspector is appointed by the Lessee, the Lessee’s inspector may be a party to all the planning and construction implementation processes.

Clarification: The Company’s obligations and responsibility in all aspects relating to the planning and implementation of the construction of the Building and all its works under this Agreement, including its obligations and liability as owner and constructor of the Premises, will in no way be diminished in consequence of the Lessee’s involvement in the planning and performance matters, to the extent there is such involvement, including by providing the Scheme and the specification and the requirements in regard to the Interior Works, including by the Lessee’s inspector, all as detailed in and subject to this Agreement, and such involvement will not impose upon the Lessee or upon its inspector any liability towards the Company or towards any other party.

It is further hereby clarified for the removal of any doubt that the Company will be entitled to object to any requirement of the Scheme or other requirement of the Lessee and/or its inspector that is contrary to any law or the building permit or which creates any nuisance or security risk or that is impossible from the technical standpoint.

8.	Modifications and additions until Form 4 for the Building is received

(a)	The Lessee will turn to the Company in writing with every request to modify the Plans or make any additions that are not detailed in this Agreement. Modification and/or addition for this purpose means a modification in any item contained in the Plans and/or addition and/or the full or partial cancellation of any item therein. In general the Company may not refuse to approve the requested modification and/or addition, subject to modification of the consideration and time schedule necessitated by the application, save for good reasons that do not pertain to the time schedule and/or the consideration, that justify a refusal to make such modification (hereinafter: “the Modification”). The Modification/addition mentioned must comply with the requirements of any applicable law. If, for the purpose of carrying out the Modifications, it is necessary to make an application for a building permit, the Lessee will similarly bear such costs and will effect payment thereof.

(b)	The parties will prepare and sign a separate document respecting any Modification in which will be determined by agreement the nature thereof and ramifications thereof on the time schedule and the financial accounting between the parties as set out below in this Agreement. Should the parties fail to reach overall agreement on such matters, or on the question as to whether there is justification for the Company’s refusal to effect the Modification, the differences will be determined by means of the Tribunal and the outside arbitrator specified in clause 10A hereof.

9.	Additional Building Option

(a)	The building delineated according to this Agreement is in accordance with the Scheme and the specification constituting Appendix B-1 hereto, and according to the Plans as hereinbefore defined (hereinafter: “the Original Building Quantum”).

(b)	Notwithstanding the foregoing, as the Original Building Quantum does not exploit all the building rights in the Land, it is agreed between the parties that the right is conferred on the Lessee to instruct the Company to effect additional construction to the extent there will be such (hereinafter: “the Additional Building Option”) that will fully or partially, at the Lessee’s discretion and determination, exploit the additional building rights on the Land, whether such rights are existing or are additional in the future. For the removal of any doubt it is clarified that if, due to any reason that is not dependent on the Company, such as the failure to exploit the building rights on due date, the ILA will revoke the rights that the Company acquired in that part of the Land that has not been exploited, notwithstanding a reasonable effort made by the Company to prevent this, this will not constitute a breach of the Agreement on the part of the Company, and the Additional Building Option granted to the Lessee as stated in this Agreement will only relate to the additional construction that is possible on the Land with respect to which the Company will have rights for the time being.

The Lessee may exercise the Additional Building Option provided the additional building area requested by it will be not less than 2,500 sq.m., and on the further condition that if it does not wish to use all of the building rights, the building will first be carried out on the floors above the storage building (at least one floor) and subsequently for constructing an additional structure on the Land. Subject as provided, the Lessee has a right to revert to requesting additional construction until the rights have been fully exploited, but will not be entitled to request this after the expiration of the Additional Building Option period.

(c)	The right is reserved to the Lessee not to instruct exploitation of additional building rights at all, and should it decide to waive exercise of the Additional Building Option mentioned, it will immediately notify the Company of such waiver so as to enable the Company if it wishes, to use such rights itself. In such a case, the Lessee agrees that the Company may exploit the additional building rights on the Land or on other sites and it agrees to additional construction on the Land that will be carried out on behalf of another tenant, all provided the construction by the Company will not unreasonably affect the Premises or the Lessee’s ability to continue to use the same as it did previously. The Company will act in such a way that the works for adding constructed areas will not affect any more than is reasonably necessary the Lessee’s use of the Premises. (Differences arising in this connection will be determined by the Tribunal).

(d)	The Lessee may instruct the exploitation of the building rights or give notice of its waiver of the Option in respect of all or part of the additional building rights, that is, that the Option will only be exercised with respect to part of such rights.

(e)	The Additional Building Option is conferred upon the Lessee for the duration of the Lease Term only and during the first two years of the first Option Term, to the extent it is exercised (that is, during the first twelve years of the lease only).

(f)	Should the Lessee wish to exercise the Additional Building Option or part thereof, it will notify the Company by not later than six months before the expiration of the Option Term (as defined in sub-clause (e) above that is, not later than eleven and a half years after the commencement of the Lease.

(g)	It is clarified that on the expiration of the first twelve years of the Lease and/or in the event of the Lessee electing to waive such Option and/or in a case where the Lessee has not exercised the Additional Building Option on due date, whichever is the circumstance, the Lessee undertakes not in any way to prevent, directly or indirectly, nor make any opposition to any plan that will be submitted by the Company to add building areas on the Land, either by way of a Town Building Plan or plan for a building permit or any other plan, unless the construction in question would unreasonably affect the Premises or the use thereof. The Company will act in such a way to ensure that the works for the additional building areas will not reasonably affect the Lessee’s use of the Premises more than necessary.

(h)	Without derogating from the foregoing, the remaining terms of the Additional Building Option are as defined in Appendix F to this Agreement.

10.	Date of Conveying the Building/Premises to the Lessee

(a)	The Company hereby undertakes to complete all its undertakings under the Agreement and convey the Building to the Lessee’s use by not later than 31 December 2009, being fully constructed and complete and usable in accordance with the provisions of this Agreement, the use therein as stated being permitted under any applicable law (hereinafter: “the Completion Date of the Company’s Works/Agreed Conveyance”). It is expressly stated that the Agreed Conveyance Date will be subject to changes in the time schedule that have been made according to the provisions of this Agreement, and subject to the agreements reached between the parties in all aspects relating to Modifications during the course of construction, to the extent these will come about as stated in clause 8(b) above.

(b)	With the approach of the conclusion of the Company’s Works, including where, with the Lessee’s consent, the Agreed Conveyance Date has been brought forward, the Company will notify the Lessee 120 days (4 months) in advance and in writing of the estimated date on which possession will be conveyed, and advance written notice of 30 days will be given by the Company to the Lessee of the precise date. The effective date of conveyance of possession in the Premises to the Lessee following the Company’s notice mentioned will be herein referred to as “the Possession Date”.

One month before the Possession Date, the parties’ representatives will examine the Premises and a memorandum will be prepared and signed by the parties setting out all the repairs and the supplementary works that are to be carried out at the Premises, if any. To the extent there will be disagreement as to whether any particular matter constitutes a defect, each party will note its position and the matter will be submitted for determination according to clause 10A. The Company will make the repairs and the supplementary works by the Possession Date.

(c)	The Lease Term will commence from the actual Possession Date and the Lessee will be bound to pay the Company the Rent and all the other payments that are imposed upon it in accordance with this Agreement.

(d)	(1)	It is agreed and stipulated between the parties that conveyance of possession in the Premises will be deferred if the Company has proved that it has been prevented from fulfilling of its undertakings on time following a force majeure or state of war or general mobilisation or strike or general lock-out in the economy or total national shortage of raw materials, provided the Company will have taken reasonable measures to prevent or limit the deferral, subject to the Company having given written notice to the Lessee of the delay and the nature thereof.

(2)	In the event of a delay in construction for the reasons set out in the sub-clause d(1) above, or any of them, the Possession Date will be deferred for a period equivalent to the prolongation of the work relating to the construction of the Building or the Premises and/or during which the work has not been conducted in the usual way for such reason or reasons, as appropriate, and the Company will not be deemed to in such a case to be in breach of its undertakings under this Agreement.

(e)	If and to the extent the Possession Date is deferred for the reasons set out above and/or due to a breach of any of the terms of this Agreement by the Lessee and/or following written agreement reached between the parties, the Lessee will have no demands and/or claims whatsoever against the Company with respect to such deferral and all the dates as set out in this Agreement and which are related to and/or derive from the Possession Date will be correspondingly deferred.

The Possession Date of the Premises constitutes a fundamental and material condition of this Agreement and it is agreed therefore between the parties that in the event of the Possession Date being deferred otherwise than for the reasons set out in sub-clause (d) and/or in the first passage of this sub-clause (e), the following provisions will apply:

(1)	A delay in delivery of possession up to a date expiring ten (10) months after the agreed Possession Date – will not constitute a fundamental breach by the Company of this Agreement but in such a case, the Company will pay the Lessee agreed and pre-determined compensation to the full extent of the rental costs (as distinct from other costs – such as management fees, parking fees and the like) that will be paid by the Lessee for the delay period in respect of the property that the Lessee has/will lease until the Possession Date and which it has not vacated due to the delay in the delivery date of the Building as stated and the Lessee will not be entitled to any other additional compensation beyond that agreed herein (hereinafter: “the Late Delivery Compensation”).

(2)	A delay in delivery of possession of more than ten (10) months after the agreed Possession Date – will constitute a fundamental breach of this Agreement on the part of the Company and confer upon the Lessee any right that is conferred upon it following a fundamental breach by law, and by this Agreement, including the right to agreed compensation in respect of the delay in delivery, including also the full or partial realisation of the performance bond delivered by the Company to it pursuant to clause 14(b) thereof, as appropriate. Realisation of the performance bond in such a case will be up to the amount of the actual damages that have been caused to the Lessee with the addition of the agreed compensation mentioned.

(f)	The Lessee undertakes to personally appear or send its agent on the Possession Date to accept possession of the Premises but the failure of the Lessee’s agent to appear will not detract from the Possession Date prescribed by the Company as stated above, that is to say, for the purpose of determining the term of the Lease and the Lessee’s obligation to pay the Company the Rent applicable from such date.

A memorandum will be prepared and signed by the parties on the Possession Date setting out all repairs and supplementary works that are to be carried out at the Premises, if any. To the extent there will be any disagreement as to whether any matter constitutes a defect, each party will note its position and the matter will be submitted for the determination of the Tribunal. The Company will carry out the repairs and the agreed supplementary works within a reasonable time as determined by the engineer. Nothing contained above shall defer the Possession Date and payment of the Rent unless the required repairs will prevent the use of the Premises for the Purpose of the Lease. For the removal of any doubt, nothing contained in this clause shall detract from the Company’s obligation regarding the condition of the property on the actual Possession Date as stated also in clause 10(a) above.

(g)	Differences relating to money between the Company and the Lessee will not constitute a ground on the part of the Lessee not to accept possession or to the Company not to convey possession, and in the case of such differences, the amount in dispute will be deposited in a joint account in the name of two trustees, one trustee for each party, that will be determined by the parties if such a need arises, and the transfer of the sums from such account to any party will be conditional on the consent of the parties or the final determination of the dispute by the Tribunal and/or the arbitrator and/or the court, as appropriate.

(h)	It is clarified for the avoidance of any doubt, that the Lessee may enter upon the Land and/or the Building and/or the Premises before taking possession in order to carry out adaptation works otherwise than by means of the Company, without derogating from its right to request adaptations from the Company if and to the extent such a right exists according to the Agreement.

10A.	Tribunal

(a)	The parties hereby establish a forum whose duty will be to determine disputes on various matters that have been agreed to by them under this Agreement, if any, whereby each party appoints its representative(s) to such forum in this Agreement (referred to as: “the Tribunal”). The parties may change their representatives on the Tribunal.

(b)	In the absence of a response by the members of the Tribunal for a determination pertaining to a dispute for which a discussion has been requested, within 48 hours, the matter will be referred to the determination of an outside arbitrator who will be selected by agreement between them, and whose determination will be final. The outside arbitrator will be fixed by the members of the Tribunal according to the nature of the matter in dispute, and the person selected will have no interest in or affiliation to the businesses of either of the parties, in order to ensure that there is no conflict of interest whatsoever with them. Should the parties fail to agree on the arbitrator, he will be determined by the competent court by way of application by either or both of the parties.

(c)	Should the determination of the outside arbitrator, including his selection process, not have been completed within a further 72 hours following the 48-hour period mentioned in sub-clause (b) above, and the dispute causes unnecessary delay in the continuation of the planning and/or implementation of the Company’s Works in consequence, then, and in such a case, the time schedule will be extended for carrying out the Company’s Works and the respective delivery of the Premises, provided that it is not ruled by the arbitrator (or by the court) that the Company’s claims in the scope of such dispute between the parties will not have been legitimate. A dispute that is not legitimate for such purpose will be a position that is contrary to the Company’s obligations and/or the rights of the Lessee under this Agreement. The arbitrator will similarly determine the question as to whether the dispute requires an extension of the time schedule and also if the position of the Company was legitimate.

11.	Term of the Building Lease

(a)	Upon completion of the Company’s duties according to this Agreement in relation to construction of the Premises and conveyance thereof to the Lessee, the Company undertakes to lease the Premises to the Lessee and the Lessee undertakes to take from the Company a lease of the Premises for a term of ten (10) years commencing from the Possession Date (as defined in clause 10(b) above) (hereinafter: “the Date of the Commencement of the Lease” and “the Lease Term” respectively) all pursuant to the conditions herein set forth.

(b)	In addition to the foregoing, the option to extend the Lease Term is granted to the Lessee for four (4) additional lease terms of three (3) years each and a fifth option period of thirty five (35) months and twenty five days (hereinafter: “the Option Period”). Each of the Option Periods mentioned will be exercised automatically provided the Lessee will not have notified the Company in writing at least five (5) months prior to the expiration of the relevant Lease/Option Term/Period, as appropriate, regarding its disinterest to extend the Agreement by a further Option Period.

12.	Consideration

(a)	It is agreed and clarified that the only consideration to which the Company will be entitled for performing its obligations under this Agreement will be the receipt of rent only. The Lessee will pay the Company, commencing from the Possession Date, on the tenth day of each month, the consideration for such month according to that set out in Appendix E attached and which constitutes an integral part hereof (hereinafter: “the Capital Rent”. In this Agreement, the Capital Rent means the total of the lease components that the Lessee has undertaken to pay in respect of the Land Cost component, the Shell and the parking places and the interior, as set out in Appendix E hereto).

(b)	The Capital Rent set out in Appendix A hereto in Dollars will be translated into new shekels pursuant to the representative rate of exchange of the Dollar known on the date of each payment and which, in no event will be less than 4.05 dollar/NIS.

(c)	It is hereby expressly agreed between the parties that the Shell Construction Works (as distinct from the Interior Works) are on a global payment basis and fall within the full and overall responsibility of the Company, at a fixed and complete price and the Lessee will not be required to make any additional payment in respect thereof, and that the Capital Rent set out in the Shell component in Appendix A hereto has been fixed in reliance thereon.

In light of that stated it is clarified that the Capital Rent mentioned in Appendix A above, including all the components thereof, including the component relating to the making of Interior Works (according to the calculation method set out in Appendix E) constitutes aggregate consideration for all and every expense and every cost, whether expected or unexpected, that the Company will be compelled to bear following its entering into this Agreement, including: planning costs, supervision, consulting, construction, licensing, fees, management, overheads, materials, items or quantities that exceed the expected and any other expense that the Company will be compelled to bear whether or not of the types mentioned.

Notwithstanding that stated it is agreed that:

(1)	The above is subject to that stated in clause 8(b) above in all aspects relating to the Modifications in the Plans, that may affect the amount of the Capital Rent.

(2)	The Capital Rent mentioned in respect of the Land Cost component in Appendix E hereto has been fixed on the basis of the assumption that the purchase costs of all the rights in the Land will be the sum of $50 for each sq.m. of constructed area that is permitted according to the Town Building Plan, that is: both the area that is constructed according to the Original Building Quantum (as defined in clause 9(a) above) as well as the constructed area that is possible according to all the building rights under the Town Building Plan (according to the representative rate of exchange known on the payment date), this being without derogating from the fact that the payment for the Land Cost component in Appendix E is as set out in Appendix E only for the Original Building Quantum (as defined in clause 9(a) above). It is further clarified that if additional construction will be carried out on behalf of the Lessee according to the Additional Building Option, a component of the cost of the value of Land will also be paid for it, as more particularly set out in clause 9 and in Appendix F hereto.

In the event of the actual Land Purchase Cost exceeding the sum mentioned, without derogating in that connection from the provisions contained in clause 3 above, it is agreed that against the presentation of sound authority confirming the actual cost thereof, there will respectively be adjusted the Capital Rent component that is defined as the “Land Cost” component in Appendix E to this Agreement.

(3)	Pursuant and subject to that prescribed in clause 7(b) above in all aspects relating to the Company’s Works pursuant to the Interior Work Plans – it is agreed between the parties that the “Interior Works” component of the Capital Rent set out in Appendix A to this Agreement will be computed pursuant to the formula detailed in Appendix A to this Agreement.

(4)	The foregoing is subject to a change in the Rent in the event of the Lessee exercising its right to demand from the Company performance of Modifications or improvements in the Premises during the Lease and the Rent being changed pursuant to that stated on the subject in clause 22 hereof.

(d)	VAT in accordance with the law will be added to the amounts of the consideration mentioned in the Agreement and in the Appendices thereto. It is clarified that no VAT will be added to the amounts from which the consideration is derived, such as the Land Cost and the price of the Interior Works, for the purpose of calculating the Rent components deriving therefrom as stated in Appendix E, in order not to give rise to the payment of double VAT.

13.	Method of paying the Rent

The Rent will be paid by bank transfer to such account as the Company will direct, by not later than the tenth of each month in respect of which the Rent is paid, provided that if no standing order is in existence on such matter then the Lessee undertakes to remit concurrently a certificate of the deposit of the monies each month.

14.	Collateral

(a)	(1)	As security for the fulfilment of the Lessee’s undertakings under this Agreement of Lease, the Lessee will deliver to the Company a guarantee (not being an autonomous guarantee and the realisation of which is conditional on the fact that with respect to each sum that will be called there will be a judgment in favour of the Company against the Lessee) such guarantee being a performance bond for its undertakings provided by a bank or insurance company, at the choice of the Lessee. The Lessee may divide the amount of the guarantee required as set out below into portions and will also be entitled to grant a guarantee for one portion by a bank and the other by an insurance company, and replace one guarantee by another on prior co-ordination with the Company, provided the substitute guarantee complies with the terms of the Agreement. Such guarantee will be linked to the representative rate of exchange of the Dollar set out below:

(a)	The guarantee will be for the amount of forty five percent (45%) of the Company’s investments in the Interior Works mentioned in clause 7(b) above but in no event will be more than the amount of the Capital Rent in respect of the first year’s tenancy.

(b)	The amount of such guarantee will be progressively reduced during the ensuing nine years of the tenancy during the Lease Term so that at the beginning of the First Option Period and during each of the Option Periods, the guarantee will stand at a sum being equal to the last three months of the tenancy for the Shell component only that the Lessee paid to the Company on the expiration of the Lease Term.

(c)	The form of the Lessee’s Guarantee (as hereinafter defined) is attached hereto as Appendix I-1(hereinafter: “the Lessee’s Guarantee”).

(2)	The dates on which the Guarantee will be furnished to the Company will be as follows:

(a)	Shortly after the date of the execution of this Agreement, and not later than ten days after the execution thereof – the Lessee will provide the Company with a Guarantee in the sum of 25% of the amount of the Lessee’s Guarantee – the sum of NIS 2,253,217.5 (plus VAT) i.e. NIS 2,602,466 in light of that stated in sub-clause (d) hereof.

(b)	After thirteen (13) months of the date of the execution of this Agreement, and subject to the progress of the construction pursuant to the time schedule and the conditions thereof set out in this Agreement or after completion of the Shell, whichever is the later – the Lessee will provide the Company with a further 25% of the amount of the collateral described in sub-clause (1) above, a guarantee in the sum of NIS 2,253,217.5 (plus VAT), i.e. NIS 2,602,466, in light of that stated in sub-clause (d) hereof.

(c)	Upon and against delivery of possession of the Building to the Lessee – the Lessee will provide the Company with the remaining 50% of the amount of the collateral described in sub-clause (1) above. For the avoidance of any doubt, the guarantee that will be given according to this sub-clause (c) will also include retroactive payment of all the differentials pursuant to the actual costs that were not known on the dates mentioned in sub-clauses (a) – (b) above and which have therefore been fixed in sub-clause (d) hereof and which are known on the date of the delivery of possession of the Building.

(d)	It is to be clarified that up to the purchase date of the rights in the land, the collateral will be computed according to the amount of the first tenancy year only, and for that purpose the Land Cost component of the Capital Rent will be computed for the purpose of calculating the collateral according to $75 per sq.m., and until the date of delivery of the possession of the Building to the Lessee the percentages of the collateral for the purpose of sub-clause 2(a) – (b) above will derive for the purpose of the Interior Works component of the Capital Rent according to $350/sq.m. of the Company’s investment in the Interior Works – the sum of NIS 9,012,870 (plus VAT) that is, the sum of NIS 10,409,864.

(e)	The Company will return to the Lessee on the expiration of the term of the Agreement, the guarantee that the Lessee deposited after deducting debts if any, pursuant to that prescribed in clause 26(a) hereof. If the Lessee’s Guarantee or part thereof is lawfully called, the Lessee shall be immediately bound to supplement the amount of the Guarantee and/or provide a new guarantee, without this derogating from any other right of the Company.

(b)	As security for the fulfilment of all the Company’s undertakings towards the Lessee until the Possession Date of the Premises, the Company will provide the Lessee with a guarantee identical to that provided by the Lessee and in the same form, of a bank or insurance company concurrently with and pursuant to the dates and the amounts set out in sub-clauses (a) (2) (a) – (a) (2) (b) above (namely 25% + 25% only) (in this Agreement called: “the Company’s Guarantee”). Upon the completion of the conveyance of the possession of the Building, in a constructed and proper form for use all as set out in clause 10(a) above, the bank guarantee will be returned to the Company.

The form of the Company’s Guarantee is attached as Appendix I-2 to this Agreement.

15.	Use

(a)	The Lessee will use the Premises for the Purpose only.

(b)	The Lessee will not move equipment into the Premises that could cause damage to the Premises that is not fully repayable by and at the expense of the Lessee and at its responsibility only, and will not load the floor of the Premises with more than that for which it was intended, as set out in the Scheme attached hereto as Appendix B-1.

16.	Receipt of Permits, Firefighting and Fire Detection System

(a)	The Lessee will be responsible for obtaining a permit or license to carry on its business if and to the extent such is required by law.

(b)	The Lessee declares that it is aware that the Company will bear no responsibility whatsoever for obtaining any licenses that will be required for the purpose of carrying on the Lessee’s business, without derogating from its obligation to obtain a building permit or any other permit that is necessary for erecting the Building and the habitation thereof.

(c)	The Lessee and the Company will, on the Possession Date, carry out a working test of the firefighting and fire detection systems, and for evidencing their having been installed pursuant to the Plans, and subject to the results of the examinations, both parties will separately confirm in the memorandum the proper operation of the systems on such date. The Lessee undertakes, as from the Possession Date, to keep the firefighting and fire detection systems properly maintained, and will be responsible for obtaining periodic certifications to the extent required by law, from any competent authority. It is clarified that the Company will not be responsible for the working order or suitability of such systems if they have been damaged or affected by changes made by the Lessee otherwise than by means of the Company, and also in a case where, during the Lease Term, (as extended) the Lessee will make changes in the content and/or equipment and/or operation thereof compared with that contemplated as of the Possession Date, in a manner that will impact new demands respecting the systems, in which case the Lessee will solely bear the cost of the changes that will be required as a consequence thereof in such systems, and be responsible for verifying the conformity therewith with the statutory requirements and to obtain the approvals. Nothing contained herein shall derogate from the remaining provisions of this Agreement, including clause 20 hereof.

17.	Electricity and Water

(a)	The Lessee confirms that it is aware that the electricity and/or water supply to the Premises is conditional on a contract between it and the Electric Corporation and the local authority, as appropriate.

(b)	The Company declares that it will effect an electricity connection to the Premises with the capacity set out in the Scheme attached hereto as Appendix B-1.

(c)	The Lessee may turn to the Electric Corporation to request that the electrical connection (the capacity) to the Premises will be increased, provided that such increase will be at its own expense, and subject to the needs of all the remaining users of the Building in which the Premises are situated (if any) being taken into account, and the feed ability of the existing cables.

(d)	The Company undertakes that the Building will be connected to the electricity grid before the Possession Date.

(e)	The Lessee undertakes to secure a place in the transformer room in the Premises for connecting other tenants to the electricity grid and undertakes to co-operate with the Company in any matter relating to the feed of the other tenants on the Land (if any).

18.	Cleaning

If and when the Lessee’s right to the Additional Construction will lapse so that additional areas will have been constructed by the Company, then and in such case the Lessee undertakes to keep the Premises clean in such a manner as will not affect the other tenants’ right of use and detract from their ability to make reasonable use of their own premises.

19.	Use of the Public Areas

If and when the Lessee’s right to the Additional Construction will lapse so that additional areas will have been constructed by the Company, then and in such case no use will be made of the public areas by the parties or any persons on their behalf, except for the purpose for which they are intended.

20.	Maintenance of, maintenance services and repairs to the Premises

(a)	The Lessee will be responsible for keeping the Premises intact and in proper condition in the sense that the Lessee will be responsible for the proper maintenance of the Premises (including maintenance and operation of all the installations in the Premises, such as elevators, airconditioning, fire detection and extinguishing and the like) and for repairing at its own expense any defect and/or fault and/or damage that is caused to the Premises by either the Lessee or others. The Lessee undertakes to attend to obtaining any approval that is required by law with respect to periodical checks of the systems and installations in the Premises from any relevant authority. For the avoidance of any doubt it is clarified that all expenses involved in performing such undertaking will be borne and paid by the Lessee.

(b)	The Lessee will not be bound to repair damage in the Premises, including damage in the systems and installations as defined in sub-clause (a) above, that result from defects in the construction of the Premises or in the systems and/or the installations themselves, and which do not result from a breach by the Lessee of the duty to maintain and/or from unreasonable use of such systems, or as a result of changes in the Building after the Possession Date, as well as from acts of war, earthquake or other unexpected natural catastrophe.

(c)	The Company will repair any damage that will be caused to the Premises and which is not imposed on the Lessee as stated above, within a reasonable time, subject as provided in sub-clause (f) hereof.

(d)	In the event of a breach of the Lessee’s commitment under sub-clause (a) above, the Company may, at its discretion, independently or by means of a third party effect repair and maintenance services of the Building, in and at such volume, timing and intervals as will be required, at the expense of the Lessee.

(e)	Notwithstanding that stated above it is clarified that the Lessee will not be required to pay the Company any management and maintenance fees in respect of the maintenance of the Building, and that management of the Building will be carried out independently by the Lessee and/or by persons on its behalf and that it expense, provided the management of the Building will be carried out at the least at a reasonable and accepted level which is appropriate for a building of this kind.

(f)	Reinstatement of the building – in any case where damage will be caused to the Premises that requires the reinstatement thereof either due to collapse or earthquake and/or for any other reason, then the Lessee will be granted the right to demand the restoration of the Premises by the Company, as speedily as possible, in order to enable the Company to continue to meet its undertakings under this Agreement. For the removal of any doubt, during the reinstatement period, the Lessee will not be liable for any rent whatsoever. The Company’s duty to reinstate the Building mentioned is conditional on the ILA not preventing in any way the restoration of the Building and which the Company will not have succeeded in overcoming, and on the Lessee’s consent to extend the term of this Agreement so that the date for delivery of the key will constitute the “Date of the Commencement of the Lease” from which date onwards the Terms of/Periods of the Lease and the Options mentioned in clause 11 above of this Agreement will be reckoned, and this Agreement will be subject to the necessary adjustments. It is further agreed that this condition will not apply if and to the extent the need to effect restoration resulted from defects in the construction.

21.	Signage

The Lessee may install signs on the Building provided that before doing so, it will co-ordinate with the Company the method of attaching the sign to the Building from the standpoint of construction. It is hereby clarified for the removal of any doubt that the Lessee is subject to the obligation and responsibility to attend to obtaining a license for the signage from the competent authority for the purpose by law, and pay any fee and/or levy that is payable by law to the competent authorities. In the case of the installation of a lighted sign, the Lessee will be bound to install the electrical connection at its own expense and bear the costs of the electricity supply. In any event, the Lessee will not install signs on the Premises prior to receiving a license by law for such installation. The Lessee will agree to place one sign of the Company itself, in appropriate size.

22.	Keeping the Premises, alterations and additions to the Premises after the Possession Date

(a)	The Lessee will have the right to demand that the Company carry out any alteration in the Premises, be it internal or in the Shell, provided that such an alteration does not affect the Building or the completeness thereof, and to the extent the alteration requires a permit, subject to such permit being received, and to that stated below.

(b)	The parties will reach a comprehensive detailed agreement in writing in connection with the cost of the alterations, and in connection with the amount that the Lessee will be required to pay the Company in respect of carrying out the alterations by means of raising the Rent, having regard to the duration of the Lease Term which for the time being the Lessee will be committed to, and also in connection with the increase of the collateral as a result thereof, beyond that provided for in this Agreement.

(c)	In the event of the Lessee requesting to make alterations itself and at its own expense, the Lessee will not be bound to receive the Company’s approval, unless such alterations amount to any damage to the construction of the Building or the character thereof.

(d)	The additions and/or structural alterations will remain at the expiration of the Lease in the hands of the Company, save that in those cases where any impingement arises to the use of the Building or damage to the value thereof, the Company will be entitled to demand that the Lessee removes the same and reinstate the situation to what it was previously. With respect to internal alterations that have been made, the Lessee will be entitled to reinstate the situation to what it was previously or leave them for the Company, but will not be entitled to any consideration in respect of such alterations.

Notwithstanding that stated in this clause, the Lessee may, at any time, until the expiration of the Lease Term, dismantle any addition that it will install in the Premises with the Company’s consent and deal therewith, after the removal thereof, in the manner of owners, on condition that the Lessee will not cause any damage to the Premises by dismantling the same.

In the event of any structural addition having been made by the Lessee contrary to that stated above, the Lessee will be exclusively responsible for any expense that will be incurred by the Company on account of the foregoing, including legal costs and/or financial liabilities that the Company will be made liable for or fined by the courts. The responsibility mentioned above similarly applies to any damage that may be incurred by the Company and/or any third party in consequence of the carrying out of such addition.

(e)	(1)	The Lessee declares and acknowledges that it is aware that the setting up of an upper floor and/or another building in the Premises, if this is possible according to the valid Town Building Plan relating to the Land and/or the Building, is subject to receiving a building permit from the competent planning authorities. An upper floor for this purpose means – the addition of a floor to the area of the Premises, that will be constructed within the space between the floor and the ceiling of the Premises.

(2)	If the Lessee wishes to establish an upper floor and/or another building in the Premises and obtains for the purpose the Company’s consent, it will be bound to receive a lawful building permit for the purpose of the construction thereof and bear all the levies and fees that will require to be paid to the local planning commission and/or the local authority as a condition for receiving a building permit, without this imposing on the Company any liability whatsoever, whether by way of a planning obligation or otherwise. Subject to the foregoing, every plan to establish an upper floor and/or other building will first be submitted to the Company for approval and the latter will be entitled to refuse to approve such plan as submitted, in cases involving certain damage to the use of the Building or the value thereof will be impaired.

(3)	If, after the expiration of the period of the Additional Building Option, the Lessee will not have exercised all of the additional building rights and if and to the extent the upper floors that have been constructed by it shall reduce the additional building rights, the Lessee will be charged, in such a case, as from such date, additional rent for the use of the upper floors, according to a calculation of one half of the Land value component per sq.m., for rent. If the Company is the party that constructs the upper floors on the Lessee’s behalf, it will then be charged rent in respect of the upper floors also and in addition to one half of the Land value component mentioned above, in an amount which will be calculated according to one half of the Shell component per sq.m., or according to the metrage of the upper floors.

(f)	If, in respect of the construction of an upper floor or additional construction by the Lessee – not being construction according to the Additional Building Option (as defined in this Agreement) – and whether or not the Company’s consent has been obtained, the Company will be liable to pay a land amelioration levy, the Lessee will be bound to pay such levy, and if paid by the Company, to reimburse the Company for the same.

23.	Prevention of Nuisances

The Lessee will indemnify the Company for any damage or expense that it may incur by it in consequence of the creation of any nuisances contrary to law or in the use of the Premises that is prohibited by law, without the same being construed as conferring on it any right in this respect.

24.	Entry of the Premises

The Company’s employees and agents may enter upon the Premises, during usual working hours, by arrangement with the Lessee, to check or carry out repairs that will be required by the Lessee, or for checking the Lessee’s compliance with the terms of this Agreement. In emergency cases, the Company and/or persons on its behalf may enter upon the Premises without receiving the Lessee’s prior consent.

25.	Transfer of Rights

(a)	The Company may not, until the Possession Date, transfer its rights in the Land and/or the Building and/or its obligations under this Agreement. Following the delivery of possession, the Company may transfer and/or charge its rights and/or obligations in the Land and/or the Building and/or under this Agreement to others, on condition that the Lessee’s rights will not be affected and the transferee will sign a written document that will be addressed to the Lessee in which it confirms that it has assumed all of the Company’s undertakings under this Agreement, without exception.

(b)	The Lessee will not be entitled to transfer and/or charge all or any of the rights conferred upon it under this Agreement to another or others unless it receives the prior written consent of the Company, and on such conditions as will be required by the Company. Notwithstanding that stated, the Lessee may transfer all or any of its rights in the Premises in and on the following cases and conditions:

(1)	To an integrated or related and/or subsidiary company of the Lessee (hereinafter: “the Transferee Company”) on condition that the Transferee Company will sign an agreement identical to the present Agreement, subject to the fact that if the company in question has assigned and/or disability which is inferior to that of the Lessee, the collateral will be adjusted, correspondingly.

(2)	Transfer its rights in the Premises or any part thereof to a substitute tenant whose identity will have been approved in advance and in writing by the Company, and to which the Company will not unreasonably object, including for reasons pertaining to the unsuitability of the tenant to the character of the Building and/or the nature of the area, provided the substitute tenant will enter into an agreement with the Company the terms of which will be no less than those contained in this Agreement, and furnishes all the collateral according to the Agreement.

(3)	Lease all or any of the Premises by sub-lease or by grant of a right of use or of part thereof, provided that it gives notice to the Company in advance and in writing of the identity of the sub-tenant and the Lessee will remain a guarantor for the performance of all its undertakings pursuant to this Agreement. The Lessee undertakes not to lease the Premises to a tenant who does not accord with the character of the Building and who will harm the image of the Building, in accordance with the nature of the area. Should the Lessee decide to lease all or any of the Premises as aforesaid, this will not exempt the Lessee from any obligation towards the Company and will not release the Lessee from the collateral that it has delivered to the Company under the Agreement, nor will the Company have any additional right in consequence thereof against the Lessee or against the sub-tenant, and will not be entitled to any further consideration. The Lessee will be responsible for ensuring that the sub-letting will not harm its obligation to quit the property in its entirety and the performance of any obligation by it under the Agreement of Lease. The Lessee will sign up the sub-tenant on an undertaking according to which it neither has nor will have any claims or demands of any kind whatsoever against the Company, and will turn solely to the Lessee in all matters.

26.	Quitting the Premises

(a)	The Lessee will quit the Premises on the expiration of the Lease Term and redeliver exclusive possession thereof to the Company, the Premises being vacant of all and any persons and things that do not belong to the Company, subject as provided in clause 22 above with respect to leaving fixtures that have been added and permanently affixed to the Premises. In the event of the Lessee being obliged to quit the Premises in accordance with this Agreement, either for any reason set out in this sub-clause or for any other reason set out herein, it will redeliver exclusive possession thereof, together with the keys, the Premises being completely vacant and in good and proper condition for immediate use, fair wear and tear excepted. The vacation will be effected against the return of the Lessee’s Guarantee, less the Lessee’s debts according to the Agreement, including in respect of any damages. It is clarified that payments that have yet to be made for city taxes, water and electricity consumption will be assessed by the parties according to certifications that will be furnished by the Lessee prior to the vacation date, i.e. the return of the Guarantee will be against a substitute guarantee being furnished by the Lessee in the amount of the existing and such estimated debts.

(b)	Without derogating from that stated in sub-clauses (c) and (d) hereof, should the Lessee fail to vacate the Premises as provided in sub-clause (a) above, the Lessee will pay the Company fixed and pre-determined compensation (hereinafter: “the Compensation”) for each day of delay, in an amount equal to twofold the Rent that will apply to the Premises in respect of one day of the Lease in the last month of the last year of the Lease. The Compensation will be linked to the Consumer Price Index, and calculation of the linkage differentials will be made, mutuatis mutandis, by the Company, each month. The amount of the Compensation with the addition of the linkage differentials will be paid not later than seven days following the date of the demand.

The foregoing will not derogate or detract from any right of the Company. In addition, nothing contained in this sub-clause will derogate from and/or detract from any right of the Company to demand vacation of the Premises.

(c)	For the removal of any doubt it is hereby clarified that the Lessee’s security is granted to secure the performance of all its undertakings under this Agreement, including the undertaking to quit. Nothing contained in this sub-clause amounts to any waiver of any of the Company’s rights against the Lessee under this Agreement or at law, or the grant of any permit to the Lessee to use the Premises after the Lease Agreement has been rescinded or judgment for eviction has been granted.

(d)	In addition to that provided in sub-clause (c) above, the above collateral will be used to secure the discharge of all the Lessee’s debts to the Local Planning and Building Commission, the local authority (including debts in respect of the use of water) and/or the Electric Corporation and the Bezeq Phone Company in respect of the Premises subject to and pursuant to sub-clause (a) above.

27.	Lessee’s duty to effect payment

Failure by the Lessee to use the Premises will not excuse the Lessee from any of its obligations under this Agreement unless the lack of use results from a breach of the Company’s obligations.

28.	Rescission of the Agreement

Without derogating from any other right of the parties it is hereby agreed that the Contracts Law, including the Contracts of Remedies Law will apply to this Agreement, including the right of rescission following a fundamental breach of the Agreement.

It is agreed that in any event, even in the case of a fundamental breach, the Agreement will not be rescinded before notice is given to allow the infringor to rectify the breach within a reasonable time.

Without derogating from that stated it is hereby agreed that the following breaches will be deemed to be a fundamental breach:

(a)	Delay in payment exceeding four months;

(b)	Transfer of rights in the Premises contrary to this Agreement;

(c)	Use otherwise than according to the permit of the property affecting the Company’s rights or causing it damages;

(d)	Failure to effect repairs or maintenance by the Lessee in a manner that materially affects the Building;

(e)	A liquidator or receiver being appointed for the Lessee’s assets and the appointment not being vacated within six months.

29.	Deleted

30.	Discharge of the Lessee’s debts

(a)	If the Company will be bound to pay in lieu of the Lessee, any sum relating to the Premises, payments which apply to the Lessee under this Agreement or at law, including payments for the use of electricity, water, city taxes, or the telephone company, the Company will notify the Lessee 14 days prior to the payment of its intention to discharge such amount in lieu of the Lessee.

(b)	The Lessee will reimburse the Company with any amount that has been paid by the Company as stated, within 14 days of the date of a demand to do so together with interest and linkage as set out in clause 35 hereof, from the date of the dispatch of the demand until actual payment.

31.	Taxes

(a)	The Lessee will bear payment of the city taxes and all and any current, new or additional taxes that will be imposed on occupiers of the property, as distinct from the proprietors of the rights of title and/or long-term lessees of properties, for the Premises or in respect of the management of the Lessee’s business, as well as signage fees or for use of such kind that will be made by the Lessee.

For the avoidance of any doubt it is clarified that the Lessee will bear no payment of fees and/or levies pertaining to the development of drainage, roads, sewerage and other fees and levies that are imposed by their very nature on the owners of rights of title and/or long-term lessees of land.

(b)	If the Lessee has made use of the Premises contrary to the Purpose and/or otherwise than pursuant to the terms of the Town Building Plan and as a result thereof the Company will be required by the Local Planning Commission to pay amelioration levy, or by the ILA to pay permit fees and/or additional capitalisation fees and/or any other sum, the Lessee will be bound to pay the Local Commission and/or the ILA respectively, any such sum by which the Company will be made liable by the Commission and/or the ILA, directly to the Local Commission and/or the ILA or reimburse the Company with any such sum that will be paid by the Company to the Local Commission and/or the ILA.

32.	Tenants Protection Law

The parties hereby declare that in respect of the Lease under this Agreement, the Lessee has not paid the Company any key money either directly or indirectly, nor is it a protected tenant according to the Tenants Protection (Consolidated Version) Law, 5732-1972 and/or any substitute enactment (hereinafter: “the Tenants Protection Law”). In the event of the Lessee carrying out works at the Premises at its own expense, such works will in no way be deemed to be payment of key money and the Lessee will not be deemed to be a protected tenant pursuant to the Tenants Protection Law.

33.	Costs of the Agreement

The stamp duty costs of this Agreement to the extent such duty arises, will be borne by the parties in equal shares.

34.	Deleted

35.	Linkage and Interest

It is agreed by the parties that in respect of any sum that the Lessee will fail to pay on due date (hereinafter: “the Arrears Amount”) the Lessee is bound to pay the Company, in addition to the Arrears Amount that will be linked pursuant to the provisions of this Agreement until the actual date of payment, interest also at the rate of 10% per annum (hereinafter: “the Annual Interest”) from the date on which the debt arises until the date on which the payment is actually paid. Any payment that has been made by the Lessee to the Company in respect of a debt that is in arrears will be divided and appropriated proportionately against the components of the debt that is in arrear, i.e. the Annual Interest component, linkage differentials and the component of the Arrears Amount.

36.	Value Added Tax

Any amount that the Lessee is bound to pay or deposit under this Agreement will bear VAT pursuant to the legal rate thereof on the date of the payment or deposit, and be paid by the Lessee. The parties agree that the Company will be entitled to round up the amounts that the Lessee is bound to pay or deposit to the Company under this Agreement or by law, to the nearest whole new shekel. Payment of VAT will be made on the tenth of the month following the payment of the Rent, and in any event not later than five days before the date on which the Company is required to remit the tax amount to the tax authorities, subject to a VAT tax receipt having been delivered against the payment.

37.	Insurance

The provisions of Appendix G will apply to the parties – the Insurance Appendix, including the insurance certificates attached as Appendices G1-G3 hereto. For the removal of any doubt it is clarified that no contractor and principal relationship exists between the Company and the Lessee for the purpose of imposing liability on the Lessee. In addition to the foregoing, the liability imposed on each party will apply according to the law and its respective responsibility for the performance of its share of this Agreement.

38.	Jurisdiction

It is agreed by the parties that the competent courts of Tel Aviv city only will have the territorial jurisdiction on all matters relating to and/or resulting from this Agreement.

39.	Performance of Laws

The parties will perform the provisions of every applicable law in connection with the Premises and the use thereof.

40.	Modification of the Agreement

No modification of any of the terms of this Agreement or waiver of any rights of a party to this Agreement thereunder, will be made except in writing.

41.	Estoppel and laches

No waiver, time granted, concession or forbearance to act, whether general or for a particular instance, will be deemed to be a waiver of rights under this Agreement or at law nor prevent any demand and/or claim.

42.	Service of notices

Any notice which the parties hereto are obliged to give one another will be regarded as having been served after 48 hours have elapsed from the time of dispatch by registered mail from a post office in Israel to the address of the parties set out in this Agreement.

Service of notice at the Premises on the Lessee or its employees, or affixing the notice to the door of the Premises will be deemed to be due service on the Lessee.

In addition to that stated, the parties will be entitled to send notices to one another by messenger in which case the date appearing on the delivery form signed by the messenger will be deemed to be the date of the service of the notice.

The parties may furnish notices to one another by fax. Any written document that has been transmitted to a party by fax will be regarded as a written document served on such party by personal service, on the date of dispatch provided that the written document bears a confirmation of transmission.

The addresses of the parties set out in this Agreement will similarly to be deemed to be their address for the purpose of service of process.

In witness whereof the parties have set their hands:

/s/Dov Ofer /s/Aviram Steinhart	/s/Dalit Bar-On /s/Oran Halutzi
Lumenis Ltd.	Industrial Buildings Corporation Ltd.
The Lessee	The Company

210 | 300 210 | 325 210

מפ
טופ

הצפון :
יזרעל :
יקנעם :
12779 חדש :
[46],[45],[39],[38] ארעית :
עבור : מבני תעשיה בע"מ

2. חלוקה

	מספרי החלקות			השטחים בדונם מטר
	ת.ב.ע./ת.ש.צ	ארעי	סופי	
שרותי תעשיה - מעורב	11	38		2.780
שרותי תעשיה - מעורב	12	39		3.099
שרותי תעשיה - מעורב	18	45		2.922
שרותי תעשיה - מעורב	19	46		2.984

[44]
5075
62
R=15.00
עת
ש
(61 90)
תאורה
מדרכה מצופה
(61 88)
(61 70)
(61 77)
(61 59)
(61 86)
(61 84)
(61 77)
(61 43)
(61 81)
(61 80)
(61 72)
(61 60)
(61 86)
הדרנט
5094
[4

תרשים סביבה מפתח גליונות

כביש מס' 2
כביש מס' 13
כביש מס' 14
כביש מס' 15
כביש מס' 16
דרך מס' 70

Translation from the Hebrew

APPENDIX B-1’ TO AGREEMENT BETWEEN LUMENIS AND INDUSTRIAL BUILDINGS
– CONCERNING THE CONSTRUCTION OF LUMENIS HOUSE

TECHNICAL SPECIFICATION AND SCHEME

LUMENIS HOUSE, YOKNEAM

November 2007

1.	Client’s Requirements in Principle

1.1	Content of the Site

1.1.1	Office and production building with dining-room having an area of about 12,000 square meters. The building will be designed on the basis of a ground floor containing the Company’s main lobby, a re-heat kitchen and a dining-room. Over the remainder of the area and on four additional stories, production areas, offices and laboratories will be set up. The building shell will be definitive and it will not be possible to add shell components to the building.

1.1.2	Storage building with floor area of about 1,400 square meters, — about 4,000 square meters in total. First floor to a height of about 7 meters (net) with the possibility of future split into two levels, two additional storage floors with an option to add-on in the future office/production floors on the storage roof.

1.1.3	A future building for offices and laboratories with option for their lease to others.

1.1.4	The building will include underground and upper-floor parking space per detail following, including preservation of a planning option for additional parking in respect of additional areas.

1.2	General functional Requirements

1.2.1	Office and laboratory building will be to a depth of about 18 meters.

1.2.2	Net storey height from floor surface to base of ceiling, will allow for an artificial ceiling at a net height which will not be less than 2.9 meters.

1.2.3	Modular construction of the building will allow for optimum usage of the parking spaces and modular duplication of rooms. Recommended module is with a duplication factor of 0.9.

1.2.4	Areas of vertical motion and shafts will be outside the stories’ continuous spaces and will allow for continuous lay-out.

1.2.5	Storage building will be planned for additional floors with the possibility of on-going working during the construction period.

1.2.6	Arrangement of the buildings will be planned so that it will be possible to divide and rent them out separately.

1.2.7	The plot will be circumscribed by fencing which will prevent intrusions into the Site in line with requirements of Town Planning. The Site will have one entrance with the option for operational entrance into Storage.

1.2.8	Production areas generally distinguished by extensive working halls of many tens of square meters with smaller auxiliary rooms for managers and inspection functions.

1.2.9	Within the confines of the production areas there are about 500 square meters of Class 100,000 Clean rooms.

1.3	Central Storage

1.3.1	Ground floor of 1,400 square meters gross at a height of 7 meters net for heavy storage and usage load of about 3,000 kg. per square meter.

1.3.2	Two light storage floors at a net height of 3.5 meters and usage load of 700 kg. per square meter.

1.3.3	Storage will be connected to the production building by covered way.

1.3.4	Connection between the storage floors will be made through two freight elevators with a 1.5 ton load. The net dimensions of the cabin with doors open are 1.2 * 2.0.

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1.3.5	Storage will have an operational enclosure allowing for three 12-meter long trucks to be temporarily parked together with two small goods vans.

1.3.6	Storage will have two motorized entrance gates 3.0 * 3.0.

1.3.7	The loading and unloading bay will be covered by roofing.

1.4	Parking and Grounds

1.4.1.1	Grounds will be circumscribed and monitored with two entrance gates, – one for private vehicles and guests and the other for operational vehicles.

1.4.1.2	Total number of parking stalls at the first stage will be 250 of which 50 will be upper level. To the extent that 230 covered stalls will be built and not 200, Lumenis will be entitled, though not obliged, to take on rent, the surplus stalls. To remove any doubt it should be made clear that should Lumenis choose not so rent the surplus stalls, it will not be entitled to make any use of them.

1.1.1.3	As regards the two additional floors above the Storage building, Industrial Buildings will be required to lay out a further 80 covered parking stalls. Thirty of these will be provided from out of the surplus stalls mentioned in section 1.4.1.2 above, – to the extent such will exist – and the remainder will be made up from completion of the basement parking on the fourth Plot.

1.4.1.4.	In the future building to be erected on the fourth Plot the first two stories will be underground parking, each one of them having 50 parking stalls. The remaining 5 stories will be built as offices and/or as parking lots per Lumenis’ requirements. Each such office storey as shall be converted into parking will contain 50 covered parking stalls. Lumenis may, in its discretion, prefer to build only offices or only parking or part of the stories for parking and part for offices.

1.4.1.5	If in the circumstances laid down in clause 9 of the Lease Agreement the ILA will cancel the rights which the Company acquired in part of the land which is not utilized, so that the Company cannot build the future building and consequently not provide the quantity of parking required, the Company undertakes to provide the Lessee with the remaining required parking stalls in accordance with 1.4.1.2 – 1.4.1.3 above (i.e. up to a total of 330 parking stalls), at another site within the Mansoura Hi–Tec Park and as near as possible to the Lumenis House building.

1.4.1.6	The buildings grounds will be landscaped to the order of 20%.

1.5	General

1.5.1	Planning must be in accordance with Town Planning requirements and the valid building scheme obtaining for the Industrial Zone.

1.5.5	Planning must be carried out in accordance with the planning demands of the City Engineer, the Electric Corporation, Bezeq, the Fire Department, the Police and every other empowered Authority whose relevant certifications are required for the purposes of the Building Permit and Form 4, [Habitation Certificate – Trans.).

1.5.3	All materials shall meet Standards requirements whilst execution of the Works will be per Directives in “The General Specifications for Building Works” of the Inter-Governmental Central Committee, (the Blue Book).

1.6	External Shell (Envelope)

1.6.1	Decorous and modest shell based so far as possible upon a stone facing at a basic price of 27 dollars per square meter.

1.6.2	The screen wall element - about 20%.

3

1.6.3	“Kip” windows of a high standard, having two opening positions and the possibility of being cleaned from inside the building. For every 2.7 meters frontage at least one window is required with size of about 1.3 * 1.5.

1.6.4	The window and screen wall glass, including the shading system to the degree that there is one, will provide optimal solutions in all that concerns impermeability, acoustic insulation and radiation.

1.6.5	On the ground floor of the office and production building, it will be possible to integrate show-windows.

1.6.6	Rear facades, including the Storage building envelope, need to provide a functional solution in the main.

1.6.7	Internal finish of the external envelope in coloured plaster. In all events the building envelopes need to be in accordance with Town Planning and with Building Plan 9027/c.

1.7	Flooring, Heights (clearance) and Loads

1.7.1	Flooring of the office and production buildings will be prepared for the gluing of carpet, ceramic tiles or P.V.C.

1.7.2	Functional loads in the office and production building - 500 kg. per square meter.

1.7.3	Ground floor load in Storage building - 3,000 kg. per square meter.

1.7.4	Load for the two upper stories of Storage building - 700 kg. per square meter.

1.7.5	Typical floor height in the office and production building will allow the installation of an artificial ceiling at a net height of 2.9 meters.

1.7.6	Net height of the ground floor of the office and production building – 5 meters gross.

1.7.7	Height of Storage building ground floor – minimum of 7 meters with provision for (dividing) the floor into two levels, throughout or partially.

1.7.8	Floor height of Storage as for typical floors of office and production building.

1.8	Impermeability (sealing) and acoustic insulation.

1.9	Building roof to be insulated per Standards and recommendations of insulation advisors. Trial-run inundation (flood) testing of impermeability and drainage is obligatory.

1.10	Building roofs, balconies, open patios, to be drained per advisor's recommendations.

1.11	Machine halls, equipment which is noisy or which vibrates such as chillers, shall be treated acoustically so as to prevent vibration transference and provide the surroundings with acoustic protection in accordance with the required Standards.

1.12	Public Spaces

1.12.1	Main Lobby

1.12.1.1	Area of about 100 square meters.

1.12.1.2	Porcelain granite flooring at a basic price of 35 dollars per square meter.

1.12.1.3	Wall covering to the acoustic ceiling of porcelain granite at a basic price of 35 dollars per square meter.

1.12.1.4	Ceilings from a combination of mineral ceiling and sunken (lowered) plaster per Architect’s design. Basic price for ceiling panels – 30 dollars per square meter.

4

1.12.1.5	Lighting at the level of LUX 800 with blending of light fixtures at high level per Architect’s choice including option for concealed lighting.

1.12.1.6	Broad, monitored, entrance door which meets escape and fire safety demands. Door design based on “Securit” requirements with all the required accessories.

1.12.1.7	Designed Information desk incorporating all the various control systems for the building, (entry control, CCTV systems, air-conditioning control, search and apprehension systems, building monitoring system). The work includes the desk and required infrastructure.

1.12.2.	Floor Lobbies

1.12.2.1	Area per planning but not less than 20 square meters.

1.12.2.2	Wall and floor facing at a basic price of 25 dollars per square meter.

1.12.2.3	Ceilings at a basic price of 25 dollars per square meter.

1.12.2.4	Customer entrance doors/fire doors in open mode plus design doors on basis of glass with aluminum frames to a high standard including all monitoring infrastructure except accessories.

1.12.3	Stairways

1.12.3.1	Emergency stairs as per Standard with smooth concrete finish, walls colour-sprayed or equivalent. Metal painted rails.

1.12.3.2	Main stairway in office and laboratory building to be at least 1.5 meters in width with stairs and wall-covering up to height of 1.2 meters in panels of industrial marble or equivalent.

1.12.3.3	Lighting including emergency lighting, active and passive signage according to requirements.

1.12.4	Reinforced Shelters

1.12.4.1	Per demands of the Home Front Command including the required equipment, signage and systems.

1.12.4.2	Planning will allow for the use of reinforced shelters as meeting rooms.

1.12.4.3.	Wall finish with plaster or equivalent lamination.

1.12.4.4	Preparations for air-conditioning.

1.12.4.5	Floor covering, acoustic ceilings and air-conditioning are part of the interior works.

1.12.5	Restrooms

1.12.5.1	Number of sanitary ware items: toilet bowls, urinal stands, basins, - per Health Ministry, with a 60% - 40% male/female allocation.

1.12.5.2	Toilet stalls will be constructed or of plaster-board, insulated up to a constructed ceiling.

1.12.5.3	Wall facing up to a height of 2.05 meters.

1.12.5.4	Basic price for facing - 20 dollars.

1.12.5.5	Top quality sanitary ware – toilet bowls, and suspended urination bowls, concealed preparations, electronic monitoring.

5

1.12.5.6	"Hamat" taps, - top quality.

1.12.5.7	Mirrors of high quality with lighting along whole length of the basin array.

1.12.5.8	Preparations for auxiliary equipment such as hand-dryers.

1.12.5.9	Ceiling of removable sheet-metal paneling.

1.12.5.10	Drainage, floor collectors and ventilation per planning requirements.

1.12.5.11	Formica-covered doors with minimum 60% fill, – oven-painted sheet-metal door-frames.

1.12.6	“Coffee Corners” on each floor

1.12.6.1	For every 1,000 square meters gross of the office, laboratories and production building a “coffee corner” will be established on the public spaces of each storey with an area of 12 square meters.

1.12.6.2	Floor covering – ceramics at a basic price of 20 dollars. Wall covering up to height of 1.2 meters as above.

1.12.6.3	Kitchenette with “Caesar” marble work surface of up to 2.5 meters in length, sink and hot and cold water taps.

1.12.6.4	Artificial ceiling at a cost of 25 dollars per square meter.

1.12.6.5	Electricity, water and drainage points for beverage and refrigeration machines.

1.12.6.6	The corner will be freely accessible, - without doors.

1.12.7	Shafts, electricity cabinets and hydrants

1.12.7.1	All systems shafts will be sited in public spaces and suited to the system needs.

1.12.7.2	There will be free access to all the shafts, electricity cupboards, communications boxes and hydrants through sheet-metal doors of a high quality, – oven-painted.

1.12.7.3	A shaft will be prepared for a black-tin duct for the dispersal of kitchen and dining-room emissions.

1.12.7.4	All required building preparations will be carried out in the Storage building for the purpose of adding on modular stories to the offices and laboratories and alternatively for the conversion of Storage floors to offices.

1.12.8	Machine Rooms

1.12.8.1	The various machine rooms on the building roofs, in basements or in the yards, will not be included as areas for the purposes of rental.

1.12.8.2	Their area size will be taken from the advisors’ plans as being a function of main supplies to the building.

1.12.8.3	Finish of technical areas with smooth concrete, or tiling or epoxy according to the type of activity.

1.12.9	Painting and whitewashing of the public areas and internal walls of the external shell.

1.12.9.1	Finish of all the public areas, including machine rooms, with synthetic whitewash, three coats until a suitable quality is achieved, including repairs and sealer according to the infrastructure.

6

1.12.9.2	Paints manufactured by “Tambour”or equivalent. The painting to be per directives of the manufacturer.

1.13	Locks

1.13.1	All the doors to the entrance areas to the stories, to the machine rooms and so forth, and to the public areas, will be of the “master” type which cannot be duplicated, –“Multilock”or equivalent.

1.14	Covered Parking and Open-air Parking

1.14.1	Parking stalls per Standards, without double parking. Double parking, – on condition that it should not make up more than 20% of total parking, – will be deemed one-half of a standard parking stall.

1.14.2	Parking of all kinds will be marked and numbered.

1.14.3	The underground parking lots will be provided with full solutions regarding smoke-dispersal and suitable solutions as to Radon gas, to the extent found.

1.14.4	The parking grid will include all the safety markings and all the plain and illuminated traffic markings per directives of the authorities and the traffic advisor.

1.14.5	The parking lots system will include lighting, fire and smoke detectors, hydrants, sprinklers, per the statutory and authorities’ requirements.

1.15	Central Waste Facility for the Site.

1.15.1	A complete structure per the requirements of the authorities, including roofing, wall coverings and cooling to the extent required.

1.15.3	Concentration of damp waste from the dining-room, dry waste from the offices, production.

1.15.3	Collection apparatus including a compacter as required, per the advisor and the authorities.

1.16	The Plot and Grounds

1.16.1	The encompassing areas will be tiled with “Ackerstein” tiles or equivalent.

1.16.2	Pavements incorporated as required with protection on the buildings from careless driving of vehicles.

1.16.3	Areas without parking, and not less than 20% of the area, will be landscaped and incorporate bushes, trees and lawns per requirements of the open-spaces and landscape designer. Garden lay-out to be equipped with controlled irrigation system.

1.16.4	The plot will be circumscribed through fencing per demands of Town Planning and which will prevent the intrusion of vehicles or pedestrians other than via the controlled gates.

1.16.5	The plot will have two entrances :

1.16.5.1	Main entrance for vehicles and pedestrians.

1.16.5.2	Operational entrance for vehicles having access to Storage and production.

1.16.5.3	At each one of the gates a guard-house will be erected with a system of monitored barriers which will allow opening with the use of the employee’s card. In addition to the barriers, a motorized gate will be established at each of the entrances which will allow for hermetic closure outside times of activity.

7

1.17	Elevators

1.17.1.1	Storage building will include two freight transport elevators with a load capacity of 1.5 tons. The elevator cabin will allow walk-in entry of pallets trolley with fork-lift. Opening of 1.2 meters net and depth 1.5 meters net. Height 2.2 meters net.

1.17.1.2	In the office and production building there will be at least 4 elevators with two of them operating as freight transport elevators having the same features as the previous section.

1.17.1.3	In all circumstances, movement analysis should show a service level of waiting up to 30 seconds for 80% of occupants at “rush-hour” times, which are at lunch-time when there is movement in both directions.

1.17.1.4	The elevators themselves will be of a high standard of finish and from the world’s leading corporations.

1.18	Air-Conditioning System

1.18.1	The air-conditioning system will be based on the Two Pipe System with heating elements.

1.18.2	The developer is responsible for setting up the energy plant which will include the chillers, compressors, air-pumps for dispersing smoke, air-pumps for fresh air, air-pumps for escaping gasses from the dining-room and all as may be required, including the input of electricity and computerized control system. Setting specifications for the system will be at floor entry.

1.18.3	Within the central plant a unit of about 100 tons cooling will be activated which will allow for the operation of specific functions such as the computer room, lobby and communications room – 24 hours a day.

1.18.4	The central plant will provide solutions to the office floors, the laboratories and production, (including 500 square meters of Cleanrooms at the Class 100000 level), so that the temperatures for all the areas at all seasons will not deviate from 23 +- 1 degrees Celsius.

1.18.5	Fresh air requirements.

1.18.6	Only 1,500 square meters of Storage will be air-conditioned. However, the optional possibility of increasing the capacities of the plant, when converting the Storage to offices should be included only in the building costs.

1.19	Electricity System

1.19.1	1n principle, the central electricity system includes the following elements – high tension, main board and cabling to the electricity panels on each floor.

1.19.2	The public plant works include setting-up machine-rooms, their air-conditioning or ventilation, design and execution of the plant including payment to the Electric Corporation.

1.19.3	The link-up is estimated at 45 ampere, three-phased, high tension. In any event, the connection will be coordinated with needs deriving from the Scheme.

1.19.4	In addition, a KVA 1000 generator will be introduced into the building in support of the essential systems of the plant such as air-pumps, pumps, elevators and so forth together with the essential consumer functions, – such as the computer room.

1.19.5	The building will also be provided with a UPS system of about KVA. The system will support the computer room and to 10% of the power-field of the individual floor panels.

1.19.6	The whole switch and cable system connecting the generator and UPS systems will be included in the electricity system works.

8

1.19.7	Building control system for the central electricity system only, – with indicators and multimeter readings from the main panels, generator panels, UPS.

1.19.8	All lighting, power and communications systems throughout the public spaces.

1.19.9	Public announcement system throughout the public spaces including the Central Unit.

1.19.10	‘Fire and smoke search and detection system throughout the public spaces.

1.20	Hydrants, sprinklers, sewage and drainage

1.20.1	Supply of water, sewage and drainage systems of a complete nature is the responsibility of the promoter, and shall include end control panels which have been completely accessorized in the following areas: parking basements, the site grounds, the machine-halls and public envelope areas.

1.20.2	As to building stories, systems will be laid up to the floor entrances whilst disposition throughout the floor will become part of adjusting interior decorating works which are not included in the shell specifications.

1.20.3	Calculation of capacity of the systems will be taken from the Scheme

1.20.4	Plumbing installations lay-out, – i.e., storey toilets and coffee corners excepting the dining-room, will be complete and include all elements – from connection to the municipal grid up to the incorporation of the end monitor.

1.20.5	Regarding the re-heat kitchen and the dining-room, plumbing elements are to be supplied up to the kitchen entrance or dining-room. All remaining works, including drainage ducts, water supply to the various machinery, will become part of the interior works.

1.20.6	Grease pit and soft-water system (reverse osmosis) are part of the shell specifications.

2.	Table of Unit Prices

2.1	The Table appearing in Appendix E to the Rental Agreement represents the unit prices and quantities.

2.2.	For the purpose of calculating areas for rentals, the following directions shall apply:

2.2.1	Where the thickness of the outside wall is not in excess of 20 cm., – from the outside contour.

2.2.2	Un-roofed areas will not be included.

2.2.3	A niche will not be deemed an area to be calculated.

2.2.4	Machine rooms of all kinds will not be included in the basements and roofs.

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Translation from the Hebrew

Appendix “E” (clause 12 of the Lease Agreement)

Capital Rent

1.	The Lessee will pay the Company in advance on the tenth day of each month, monthly capital rent as follows (hereinafter collectively called: “the Capital Rent”):

Name of component in the Capital Rent	Precise details of the component	Sq.m. / number of parking places	Dollar/sq.m. price	Total per month
Herein referred to as: "the Base Rent"	Rent in respect of the Land Cost	16,000	0.5 (*computed pursuant to the Land Purchase Cost in an amount equal in NIS to $50 per sq.m., of constructed area, to be adjusted according to the effective Purchase Cost).	$ 8,000
	Rent in respect of the construction of the central building shell	12,000	7	$ 84,000
	Rent in respect of the construction of the storage building shell	4,000	4.5	$ 18,000
"Parking Rent"	Covered parking rent	200 parking places	31.5	$ 6,300
	Open parking rent	50 parking places	15	$ 750
"Rent in respect of the Interior Works"	Rent in respect of Interior Works	16,000	To be computed pursuant to the following formula:

			$1.15/sq.m., for every $100 of sq.m., of the Company's effective investment in the Interior Works subject to that prescribed in clause 7(b) in this connection.

For the removal of any doubt, it is clarified that the metrage specified in the Table is subject to the changes mentioned in clause 2A of the Agreement, and pursuant to such change, the amount of the multiple and the consideration amount mentioned in the Table will be correspondingly changed.

2.	The Capital Rent in the Option Periods, to the extent they are exercised, will be adjusted asfollows:

(a)	As from the date of the commencement of the First Option (to the extent exercised) - with the exception of the Rent component in respect of the Interior Works, the Capital Rent will be raised by nine percent (9%) compared to that – with the exception of the Rent Component in respect of the Interior Works – which was paid by the Lessee in the last month of the Lease Term that has expired.

(b)	As from the commencement of the Second Option Period (to the extent it is exercised) – the components of the Rent prescribed in sub-clause (a) above will be raised by five per cent (5%) compared with that which was paid by the Lessee for those components in the last month of the First Option Period.

(c)	As from the commencement of the Third Option Period (to the extent it is exercised) – the components of the Rent as prescribed in sub-clause (a) above will be raised by four per cent (4%) compared with that which was paid by the Lessee for those components in the last month of the Second Option Period.

(d)	As from the commencement of the Fourth Option Period (to the extent it is exercised) – the components of the Rent will be raised by four per cent (4%) compared with that which was paid by the Lessee for those components in the last month of the Third Option Period.

(e)	As from the commencement of the Fifth Option Period (to the extent it is exercised) – the components of the Rent prescribed in sub-clause (a) above will be raised by three per cent (3%) compared with that which was paid by the Lessee for those components in the last month of the Fourth Option Period.

(f)	The Rent component in respect of the Interior Works will be reduced at the beginning of the First Option Period by 50% compared with the Rent component in respect of the Interior Works that was paid by the Lessee in the last month of the Base Lease Term that expired and will remain fixed without any increases throughout each of the above Option Periods, this being without derogating from the provisions of the Agreement regarding the Additional Building Option.

3.3	VAT at the rate that will be fixed by law on the payment date will apply and be paid on each payment on the date prescribed for that purpose under the Agreement.

In witness whereof the parties have set their hands:

/s/Dov Ofer /s/Aviram Steinhart	/s/Dalit Bar-On /s/Oran Halutzi
Lumenis Ltd.	Industrial Buildings Corporation Ltd.

Appendix “F” – Additional Building Option (clause 9 of the Agreement)

A.	Planning and construction of the Additional Building Area

1.	Should the Lessee notify the Company that it wishes to exercise the Additional Building Option or part thereof as set out in the Agreement, it will attach to its notice a scheme for the additional construction (hereinafter: “the Additional Construction Scheme”).

2.	Deleted.

3.	The estimated date of delivery of possession for completing of the Additional Building Works will be agreed between the parties in writing immediately and not later than 30 days after the Lessee’s prior notice mentioned (herein referred to as: “the Additional Construction Schedule” and “the Additional Construction”), on the basis of the principles laid down in the Lease Agreement.

4.	The Company will prepare detailed construction plans according to the Additional Construction Scheme and in accordance therewith the Company will proceed to obtain the building permit (hereinafter: “the Additional Construction Shell Plans”). These Plans will be presented to the Lessee for approval, who will be bound to grant its approval thereto if they are consistent with the Additional Construction Scheme. The responsibility for obtaining a building permit for the Additional Construction rests with the Company.

5.	The Lessee will furnish to the Company, within the number of days specified in the Additional Construction Schedule, from the date of receiving the final Additional Construction Shell Plans and the approval thereof (pursuant to the Additional Construction Schedule), the functional design of the Additional Construction, in whole or in part. All decisions relating to the functional design and the standard of finish according to the design and on any subject pertaining to the Interior Works planning will be in accordance with the Lessee’s sole discretion, subject naturally to the engineering constraints resulting from the Shell Plans. On the basis of the functional design, the Company will prepare detailed plans for the Interior Works that the Company will carry out in the Building in order to adapt the same to the Lessee’s needs (hereinafter: “the Interior Works Plans for the Additional Construction”).

6.	The provisions of clauses 6(c) – (j) and clauses 7 and 8 of the Agreement will respectively apply to the Additional Construction, mutatis mutandis.

B.	Lease Term of the Additional Construction Area

The Lease Term, the Original Building Quantum, including the Option periods will apply identically to the Additional Construction, as from the date of the delivery of possession of the Additional Construction respectively (and without attaching the same to the term of the Agreement that pertains to the Original Building Quantum).

C.	The Consideration in respect of the Additional Construction

The Capital Rent in respect of the Additional Construction will be calculated pursuant to the price formula per sq.m. set out in Appendix E with respect to each of the components of the Capital Rent according to the volume of the Additional Construction, and subject to the following provisions:

(1)	With respect to the Land Cost component and the Open Parking Places:

(a)	The Land Cost component – will be computed as set out in Appendix E, in conformity with the metrage of the Additional Construction and will be linked to the Dollar rate set out in clause 12(b) of the Agreement (i.e. a minimum rate of NIS4.05 to the Dollar).

(b)	The component of the Open Parking Places – will be computed as set out in Appendix E, in conformity with the number of Open Parking Places that have been added within the scope of the Additional Construction, and will be linked to the Dollar rate set out in clause 12(b) of the Agreement (i.e. a minimum rate of NIS4.05 to the Dollar).

(2)	With respect to the covered parking places and the Shell components:

(a)	The covered parking component – will be computed as set out in Appendix E, in conformity with the number of covered parking places that have been added within the scope of the Additional Construction, and will be linked as set out in sub-paragraph (2)(c) hereof. It is further agreed that to the extent the Lessee will request the Company to make modifications in the planning of the covered parking places compared with the “Scheme”, it is possible that such modifications will lead to an adjustment of the component of the covered parking places in the Capital Rent described in Appendix E to this Agreement, in conformity with the price increase or price reduction of the works resulting from the making of such modifications.

(b)	The Shell component – will be computed as set out in Appendix E, in conformity with the metrage of the Additional Construction and will be linked as set out in sub-paragraph (2)(c) hereof. It is further agreed that to the extent the Lessee will request the Company to make modifications in the planning of the Shell of the Additional Construction compared with the “Scheme”, such changes may lead to an adjustment of the component of the construction of the Shell in the Capital Rent described in Appendix E to this Agreement, in conformity with the price increase or price reduction of the works resulting from the making of such modifications.

(c)	Linkage of the components described in sub-clauses (2)(a) – (b) hereof will be computed in the following manner – the Dollar price appearing in Appendix E in relation to these two components will be increased or reduced pursuant to the increase or reduction of the Building Inputs Index of 09/07 (that is the base Index for such purpose) compared with the Building Inputs Index that will be known on the date of the commencement of the Additional Building Lease, and from that date onwards such components will be linked to the representative rate of exchange of the Dollar known on the date on which each payment is made, the Dollar rate in no event being less than the representative rate of exchange of the Dollar that will be known on the date of the commencement of the Additional Building Lease. For the avoidance of any doubt it is clarified that the minimum Dollar rate prescribed in clause 12(b) of the Agreement will not apply to such components in respect of the Additional Construction.

(3)	With respect to the Interior Works component:

(a)	The formula described in the Rent component in respect of the Interior Works in Appendix E to this Agreement will correspondingly apply with respect to the Interior Works in the Additional Construction pursuant to the amount of the Company’s actual investment in the Interior Works in the area of the Additional Construction, i.e. – the monthly Rent of that component will be 1.15 Dollars per sq.m., for each Dollars per sq.m., of the Company’s actual investment in the Interior Works in the Additional Construction according to the rate known at the time of carrying out such works, subject as prescribed in sub-paragraph (3)(c) hereof.

(b)	Linkage of such component will be computed in the following manner – from the date of the commencement of the Lease of the Additional Construction, this component will be linked to the representative rate of exchange of the Dollar known on the date of the making of each payment, the Dollar rate in no case being less than the representative rate of exchange of the Dollar that will be known on the date of the commencement of the Lease of the Additional Construction. For the avoidance of any doubt it is clarified that the minimum Dollar rate prescribed in clause 12(b) of the Agreement will not apply to such component in respect of the Additional Construction.

(c)	The budget restriction fixed in clause 7(b) of the Agreement will similarly apply to the Additional Construction but will be translated into new shekels according to the representative rate of exchange of the Dollar known on 15/10/07 and from that date onwards such sum will be increased or reduced pursuant to the increase or reduction of the Building Inputs Index of 09/07 compared with the Building Inputs Index that will be known on the date of the Lessee’s notice of its wish to exercise the Option to carry out the Additional Construction.

D.	Collateral

(1)	To the extent the Lessee will have notified the Company of its wish to exercise the Additional Building Option or part thereof as stated above, a further guarantee for the performance of its undertakings will be added to the collateral that the Lessee has delivered to the Company for the performance of all the Lessee’s undertakings under this Lease Agreement, such guarantee being of a bank or insurance company, at the choice of the Lessee, and will be linked to the representative rate of exchange of the Dollar as set out below:

(a)	The guarantee will be in the amount of forty-five percent (45%) of the Company’s investments in the Interior Works in the above Additional Construction Area but in no case more than the amount of the Capital Rent in respect of the first year’s Lease that is paid by the Lessee in respect of the Additional Construction.

(b)	The amount of the bank guarantee mentioned will progressively reduce throughout the remaining years of the Lease ensuing during the Lease Term so that at the beginning of the First Option Period, and during each of the Option Periods, to the extent they will be exercised, the bank guarantee will be in an amount equal to the last three months’ of the Lease for the Shell Component only, and paid by the Lessee to the Company on the expiration of the Lease Term in respect of the Additional Construction.

(c)	The form of the Lessee’s guarantee in respect of the Additional Construction as defined below, will be pursuant to the form of the guarantee attached as Appendix “I-1” to this Agreement.

(hereinafter: “The Lessee’s Guarantee for the Additional Construction”).

(2)	The dates for furnishing the Lessee’s Guarantee for the Additional Construction to the Company will be as follows:

(a)	Shortly after the Lessee’s notice to the Company regarding its wish to exercise the Additional Building Option, and subject to the Company not having given notice that it is refusing to implement the same (without this conferring upon it any right to do so), and not later than 30 days after such date – the Lessee will provide the Company with a guarantee in the sum of 25% of the amount of the collateral described in sub-paragraph 1(a) above.

(b)	The Lessee will provide the Company, at the end of one half of the number of the months of construction that were agreed between the parties according to the Additional Construction Schedule, and subject to the progress of the construction pursuant to the time schedule and the terms thereof as set out in this Agreement – a further 25% of the amount of the collateral described in sub-paragraph 1(a) above.

(c)	On and against delivery of possession of the Additional Construction to the Lessee – the Lessee will provide the Company with the remaining 50% of the amount of the collateral described in sub-paragraph 1(a) above. For the avoidance of any doubt, the guarantee that will be given according to this sub-paragraph (c) will similarly extend to retroactive payment of all the differentials pursuant to the actual costs, that were not known on the dates set out in sub-paragraph (a) – (b) above, and were therefore fixed as described in sub-paragraph (d) hereof, and which are known on the date of the delivery of possession of the Building.

(d)	It should be clarified that until delivery of possession of the Additional Construction, the collateral according to the amount of the first year’s Lease of the Additional Construction only will be calculated whereby the component of the Land Cost will be computed pursuant to that stated in paragraph (c)(1) above and the Interior Works component of the Capital Rent will be computed according to $350/sq.m., of the Company’s investment in the Interior Works.

(e)	The Company will return to the Lessee on the expiration of the Term of the Agreement, the bank guarantee after deducting debts (if existing) pursuant to that prescribed in clause 26(a) of the Lease Agreement. Should the Lessee’s guarantee or part thereof be lawfully called, the Lessee will be immediately bound to make up the amount of the guarantee and/or provide a new guarantee, without derogating from any other right of the Company.

(3)	As security for the fulfilment of all the Company’s undertakings towards the Lessee until the date of delivery of possession of the Additional Construction, the Company will provide the Lessee with a performance bond of a bank or insurance company concurrently with and pursuant to the dates and amounts set out in paragraph (d)(2)(a) – (d)(2)(b) above (that is, 25% + 25% only) (herein referred to as: “the Company’s Guarantee”). Upon the conclusion of the process of delivering possession of the Additional Construction, the same being constructed and properly usable as stated in clause 10(a) of the Agreement, the bank guarantee will be returned to the Company.

The form of the Company’s guarantee with respect to the Additional Construction will be pursuant to Appendix “I-2” to this Agreement.

E.	Disputes

Disputes in all aspects relating to the Additional Building Option will be determined by the Tribunal.

The remaining terms of the Agreement to the extent they have not been expressly modified, will identically apply to the Additional Building Option, mutatis mutandis.

Appendix “G” – Insurance

1.	General

This Appendix is that which contains the insurance provisions to the Agreement dated __________ between ___________ and ____________ (hereinafter: “the Agreement”).

2.	Insurance

The Lessee’s Insurance Obligations

2.1	Without derogating from the provisions of this Agreement and from the Lessee’s liability under this Agreement and/or by law, the Lessee undertakes to effect and maintain the following insurances with an authorized and reputable insurance company.

Obligation to insure the Lessee’s works in the Premises

2.2	If any works are carried out at the Premises by and/or on behalf of the Lessee (otherwise than by means of the Lessor and/or any person on its behalf) on any date during the Lease Term, the Lessee undertakes to furnish to the Company a certificate of the making of the Lessee’s works insurance, attached to this Agreement and which constitutes an integral part thereof and is marked Appendix G-1 (respectively called: “the Lessee’s Works Insurance Certificate and “the Lessee’s Works Insurance”) such certificate(s) being signed by the insurer thereof. The Lessee declares that it is aware that furnishing the Lessee’s Works Insurance Certificate mentioned is a preliminary condition precedent to carrying out any works at the Premises, and the Company will be entitled (but under no duty) to prevent the Lessee from carrying out works at the Premises, in the event of such Certificate not being furnished to it before commencement of the works.

Nothing in this clause shall permit the Lessee to effect works at the Premises over and above that stated in the Agreement.

The Lessee’s obligation for permanent insurances

2.3	The Lessee undertakes, as from the date on which any property is moved into the Premises or the date on which possession of the Premises is taken, whichever is the earlier, and until the expiration of the Lease Term, to effect and maintain the insurances detailed in the Insurance Certificate attached to the Agreement and constituting an integral part thereof and marked as Appendix G-2 (respectively called: “the Lessee’s Regular Insurance Certificate” and the “Lessee’s Regular Insurances”).

2.4	It is agreed that the Lessee may refrain from effecting insurance of consequential loss, in whole or in part, described in clause (4) of the Lessee’s Regular Insurance Certificate, save that the exemption mentioned in clause 2.11 hereof will apply as if such insurances had been fully made.

The Company’s Insurance Obligations

2.5	Without derogating from the provisions of the Agreement and without derogating from the Company’s responsibility under this Agreement and/or at law, the Company undertakes to effect and maintain the following insurances with an authorized and reputable insurance company. For the avoidance of any doubt, the insurance obligations set out below will similarly apply in respect of any modification or addition to the Premises or the Building that will be made in the future according to the terms of the Agreement, by the Lessor and/or any person representing it (for the avoidance of any doubt, the Lessee is not a person representing the Lessor).

Obligation to insure the Setup works of the Building

2.6	The Company undertakes to effect and maintain, from the date of the commencement of the setup works of the Building until the date of the conclusion of the construction thereof, and for the duration of the extended maintenance period of 24 months, insurance that insures the setup works of the Building described in the Company’s Works Insurance Certificate attached to this Agreement and constituting an integral part thereof and marked as Appendix G-3 (respectively called: “the Building Setup Insurance Certificate” and the “Building Setup Insurance”).

The Company will furnish to the Lessee on demand, the Building Setup Insurance Certificate signed by the insurer thereof.

The Company’s Regular Insurance Obligation

2.7	As from the date of the delivery of any parts of the Building and/or the commencement of the use thereof (in respect of those parts) and/or the termination of the insurance period under the Setup Works policy, whichever is the later, and for the entire duration of the Lease Term, the Lessee undertakes to effect and maintain the insurances described in the Insurance Certificate attached to this Agreement and constituting an integral part thereof and marked as Appendix G-4 (respectively called: “the Company’s Regular Insurance Certificate” and the “Company’s Regular Insurances”).

2.8	It is agreed that the Company may desist from effecting insurance for consequential loss, in whole or in part, as set out in clause 4 of the Company’s Regular Insurance Certificate, save that the exemption set out in clause 2.12 hereof will apply as if such insurances had been made in full.

The Parties’ Insurances

2.9	If, in the opinion of any of the parties, it is necessary to effect additional and/or supplementary insurance to that party’s insurances, such party undertakes to effect and maintain such additional and/or supplementary insurance. In any additional or supplementary property insurance that will be made by such party a clause will be inserted regarding the waiver of a right of subrogation against the counterparty and any of its successors.

2.10	Each party undertakes to adjust the insurance amounts in respect of those insurances that are made by it according to clauses (1) and (4) of the relevant Regular Insurance Certificate with respect to it from time to time, so that they will always reflect the full value of the subject matter to which the insured’s insurance thereunder relates.

2.11	The Lessee exempts the Company and/or any of its successors from liability in respect of damage for which it is entitled to indemnity under the insurances that are effected pursuant to clause (1) of the Lessee’s Works Insurance Certificate, clauses (1) and (4) of the Lessee’s Regular Insurance and the property insurances that it effects as provided by clause 2.9 above (or for which it would have been entitled to indemnity had it not been for the deductibles specified in the policies), save that the exemption from such liability will not apply for the benefit of any person who has maliciously caused damage.

2.12	The Company exempts the Lessee and/or any of its successors from liability in respect of damage for which it is entitled to indemnity under the insurances that are effected pursuant to clause (1) of the Building Setup Insurance Certificate, clauses (1) and (4) of the Company’s Regular Insurance Certificate and property insurances that it effects as provided in clause 2.9 above (or to which it would have been entitled to indemnity had it not been for the deductibles specified in the policies), save that such exemption from liability will not apply for the benefit of any person who has caused damage maliciously.

2.13	Each party undertakes to furnish to the other, on the date of receiving possession of the Premises, a certificate regarding the making of its respective Regular Insurances. Prior to the date of the expiration of the regular insurance period of any of the parties, and on the demand of the counterparty, such party undertakes to deposit with the demanding party, a certificate of its regular insurances in respect of the extension of the validity thereof for a further year. Each party undertakes to re-deposit its regular insurance certificate every insurance year, as long as this Agreement is in force.

2.14	Whenever the insurer of any party gives notice to such party that any of its regular insurances has been cancelled or is about to be adversely changed, such party undertakes to re-effect that insurance and furnish a certificate of the making of the new insurance, 30 days prior to the date of the cancellation or adverse change of such insurance.

2.15	The parties may examine the insurance certificates that will be furnished by the counterparty as set out above, and the counterparty undertakes to effect any modification or amendment that will be required in order to adjust the same to their undertakings set out in this Agreement. The parties declare that the right of examination and the giving of an instruction described above do not impose upon them and/or any person on their behalf any duty and responsibility whatsoever in any matter relating to the insurance certificates of such counterparty, or the nature, extent and validity of the insurances that are effected in accordance with such certificates or with respect to the lack thereof, nor do they derogate from any obligation whatsoever that is imposed by this Agreement and/or at law.

2.16	The parties undertake to fulfil the conditions of the insurance policies that they effect, fully and punctually pay insurance premiums, and attend to and verify that the regular insurances will be renewed from time to time as necessary, and be in effect for the entire duration of the Agreement Term.

2.17	For the avoidance of any doubt it is hereby agreed that the liability limits required by that stated in the insurance certificates annexed hereto are to be regarded as a minimum demand that is imposed upon the parties. The parties declare and acknowledge that each party will be estopped from raising any claim and/or demand against the other and/or against any person on its behalf on any matter related to such liability limits.

Appendix “G-": The Lessee’s Works Insurance Certificate

Date: ___________________

Industrial Buildings Corporation Ltd. and/or the parent and/or subsidiary and/or sister and/or integrated and/or related companies (hereinafter collectively: "the Lessor")
of 11 Hamanofim St.,
Herzliya

Dear Sir or Madam,

RE:	Certificate of insurances in the name of ___________________
(hereinafter: “the Lessee”) in all aspects relating to the leasing of the constructed property on the land known as Block 11492 Parcel 83 Sites 11, 12, 18 and 19 in Yokneam(respectively called: “the Premises” and “the Project”).

We hereby certify that as from the ____ until the ________ day of __________ (hereinafter: “the Works Period”) and for the duration of the extended maintenance period of 12 months (the Works Period and the maintenance period being hereinafter collectively called: “the Insurance Term”) our company has effected contracting works insurance (Policy No. ______) in the name of the Lessee, contractors and sub-contractors (at all degrees) and also in the name of the Lessor, that insures the works that are being carried out by and/or on behalf of the Lessee (hereinafter: “the Works”) as hereinafter set forth, the volume of the cover provided under such insurance being not less than the volume of the cover that is provided under the form of policy known as BIT 2000 (or the BIT policy comparable thereto on the date of the making of the insurance), including all the extensions, and which form an integral part of the form of such policy:

1.	Section 1 – insurance

Insurance insuring the Works, in the reinstatement value thereof (including the materials that are supplied by the Lessor) against loss or damage that is caused during the Insurance Term. For the avoidance of any doubt, this Section includes a clause regarding the waiver of the right of subrogation against the Lessor and/or any of its successors, save that such waiver will not apply for the benefit of any person who has caused damage maliciously. The Section similarly contains an express extension on cover to property adjacent to that on which work is in progress with a liability limit of $100,000 (one hundred thousand US dollars).

2.	Section 2 – third-party liability insurance in respect of liability resulting from the Works with a liability limit as set out below. Such Section includes a cross-liability clause whereby the insurance is deemed to have been made separately for each of the individuals comprising the insured. The Section expressly states that the Lessor’s property is deemed to be third-party property, except that which is included in the extension of adjacent property and property on which work is in progress.

The liability limit is: $________ per event and cumulatively according to the Section (*). The Section mentioned is extended to include the following matters:

a.	Subrogation claims of the National Insurance Institute;

b.	Physical damage resulting from the use of mechanical, engineering equipment that is a motorized vehicle which is not compulsorily insurable;

c.	Liability by reason of damage that is caused consequent upon earthquakes and weakening of support, with a liability limit of $250,000 per event.

3.	Section 3 – employer’s liability insurance insuring liability towards any of the persons employed in carrying out the Works, in respect of physical injury or professional sickness that may be caused to any of them during the course of and in consequence of such employment of them, with a liability limit of $5,000,000 per claimant, per event and cumulatively according to the Section. This insurance does not include any limitation regarding works at height or at depth, working hours, bait and poisons, contractors, sub-contractors and their employees and the lawful employment of young persons. For the avoidance of any doubt, the Section includes a waiver of the right of subrogation against the Lessor and/or any of its successors, save that such waiver will not apply for the benefit of the person who has wilfully caused the insurance event.

The above policy has priority over any insurance that is made by the Lessor, and we waive any claim and/or demand of sharing in the Lessor’s insurances. In addition, a breach of any of the terms of the policy and the stipulations thereof in good faith by and/or on behalf of the Lessee, will not derogate from the Lessor’s rights to obtain indemnity under the policy. In addition, we undertake that the above policy will not be cancelled nor will any adverse change be made therein during the Insurance Term, unless written notice is given by registered mail to the Lessor, at least 30 days in advance. For the avoidance of any doubt, we confirm that the Lessee is solely responsible for payment of the premiums for the above policy and bears the deductible that applies under such policy.

Subject to the terms and exceptions of the original policy to the extent they have not been expressly varied by the foregoing.

Yours faithfully,

(Insured's certificate)	(Insured's stamp)	(Signatory's Name)	(Position)

(*)	The liability limit will be an amount equal to $2,000 multiplied by the area of the Works in sq. m, save that such amount will not be less than $100,000 (one hundred thousand US dollars) nor exceed $1,000,000 (one million US Dollars) per event and cumulatively according to this Section.

Appendix “G-2": Certificate of the Lessee’s Regular Insurances

Date: ___________________

Industrial Buildings Corporation Ltd. and/or the parent and/or subsidiary and/or sister and/or integrated and/or related companies (hereinafter collectively: "the Lessor")
of 11 Hamanofim St.,
Herzliya

Dear Sir or Madam,

RE:	Insurance Certificate in the name of ___________________ (hereinafter: "the Lessee")
in all aspects relating to the leasing of the constructed property on the land known as Block 11492 Parcel 83 Sites 11, 12, 18 and 19 in Yokneam (respectively called: "the Premises" and "the Project").

We hereby certify that the Lessee effects through us the insurance(s) set out below for the duration of the insurance term(s) specified in such insurance(s) (hereinafter: “the Insurance Term”) the volume of the cover provided under the insurance(s) mentioned being not less than the cover provided according to the form of the policies known as BIT (version 2007) or the comparable BIT policies on the date of the making of the insurance(s)), including all the extensions that are provided for the insurance under such version:

1.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Insurance of the contents of the Premises and any other property that is moved on to the Premises and/or the Project by or on behalf of the Lessee (including equipment, furniture, installations and inventory), and any modification, improvement and addition to the Premises that have been or will be made by the Lessee and/or on its behalf (otherwise than by the Lessor and/or persons on its behalf) in reinstatement value against loss or damage following the usual risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and tempest, flood, damage from liquid and bursting of pipes, glass breakage, harm by vehicles, harm by aircraft, uprising, strikes, malicious damage and burglary damage. The insurance includes a clause whereby the insurer waives the right of subrogation against the Lessor and/or against any of its successors, save that such waiver will not apply for the benefit of any person who has caused damage maliciously.

2.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Third-party liability insurance that insures the Lessee’s liability by law in respect of physical injury or damage to property that could be caused to a person and/or to the property of any person or body in or in the vicinity of the Premises, with a limit on liability as set out below. The insurance is not subject to any restriction regarding liability resulting from fire, explosion, panic, lifting, loading and unloading instruments, defective sanitary installations, poison, any harmful thing in food or drink, strike and lock-out, liability in respect of and towards contractors, sub-contractors (of any degree) and their employees, animals, as well as subrogation claims on the part of the National Insurance Institute. The insurance is extended to indemnify the Lessor in respect of liability that may be imposed upon it following an act and/or omission of the Lessee and/or of any person on its behalf, this being subject to a cross-liability clause whereby the insurance is deemed to have been made separately for each of the individuals comprising the insured. The liability limit is the sum of $______ per event and cumulatively according to the policy (*).

3.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Employer’s liability insurance that insures the Lessee’s liability towards its employees in respect of physical injury and/or professional sickness that may be caused to any of them during the course of and in consequence of their work at and in the vicinity of the Premises, with a liability limit of $1,500,000 per claimant, $2,500,000 per event and $5,000,000 and cumulatively according to the policy. The insurance does not include any restriction regarding works at height or at depth, working hours, bait and poison, and also in regard to the lawful employment of young persons. The insurance is extended to indemnify the Lessor if it is alleged, for purposes of the occurrence of a work accident and/or any professional sickness, that it bears the liabilities of an employer towards any of the Lessee’s employees. In addition, the insurance contains a clause of waiver of a right of subrogation against the Lessor and/or against any of its successors; save that such waiver will not apply for the benefit of any person who has maliciously caused the insurance event.

4.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Consequential loss insurance that insures loss of “gross profit” to the Lessee in consequence of loss or damage that is caused to property that is insured under paragraph 1 above and/or to the Premises and/or to the building of the Project, as a result of one of the risks that is insured under paragraph 1 above, for the duration of an indemnity period of 12 months. The insurance contains a clause whereby the insurer waives the right of subrogation against the Lessor and/or against any of its successors; save that such waiver will not apply for the benefit of any person who has maliciously caused damage.(**)

We confirm that the above policy(s) takes priority over any insurance that is made by the Lessor, and we waive any claim and/or demand of sharing in the Lessor’s insurances. In addition, we confirm that the non-fulfilment of any of the terms of the policy(s) and the stipulations thereof in good faith by the Lessee and/or by any person on its behalf will not derogate from the Lessor’s right to receive indemnity under the policy(s). In addition, we undertake that the policy(s) will not be cancelled nor will any adverse change be made therein for the duration of the Insurance Term, unless notice thereof is given to the Lessor by registered mail, at least 30 days in advance. For the avoidance of any doubt, it is clarified that the Lessee will solely be subject to the obligation to pay the premiums in respect of the policy(ies) and the obligation of bearing the deductibles thereunder.

Subject to the terms and exceptions of the original policies to the extent they have not been expressly varied by the foregoing.

Yours faithfully,

(Insured's certificate)	(Insured's stamp)	(Signatory's Name)	(Position)

(*)	The liability limits will be an amount equal to $3,500 multiplied by the area of the Premises in sq.m., but not be less than $250,000 (two hundred and fifty thousand US dollars) nor exceed $5,000,000 (five million US dollars) per event and cumulatively under the policy.

(**)	See paragraph 2.5 of the Insurance Appendix.

Appendix “G-3": The Lessor’s Works Insurance Certificate

Date: ___________________

---------------------------------- Company (hereinafter collectively: "the Lessee")
of __________________________

Dear Sir or Madam,

RE:	Insurance Certificate in the name of Industrial Buildings Corporation Ltd., (hereinafter: "the Lessor") in all aspects relating to the building to be constructed on the Land known as Block 11492 Parcel 83 Sites 11, 12, 18 and 19 in Yokneam (respectively called below: "the Building" and "the Premises").

We hereby certify that as from the ____ until the ________ day of __________ (hereinafter: “the Works Period”) and for the duration of the extended maintenance period of 24 months (the Works Period and the maintenance period being hereinafter collectively called: “the Insurance Term”) our company has effected contracting works insurance (Policy No. ______) in the name of the Lessor, contractors and sub-contractors (at all degrees) that insures the works for constructing the Building (hereinafter: “the Works”) as hereinafter set forth, the volume of the cover provided under such insurance being not less than the volume of the cover that is provided under the form of policy known as BIT 2000 (or the BIT policy comparable thereto on the date of the making of the insurance):

1.	Section 1 – insurance

Insurance that insures the Works, in reinstatement value against loss or damage that is caused during the Insurance Term. For the avoidance of any doubt, this Section includes a clause regarding the waiver of the right of subrogation against the Lessee and/or any of its successors, save that such waiver will not apply for the benefit of any person who has caused damage maliciously.

2.	Section 2 – third-party liability insurance in respect of liability resulting from the Works with a liability limit as set out below. Such Section includes a cross-liability clause whereby the insurance is deemed to have been made separately for each of the individuals comprising the insured.

The liability limit is: $5,000,000 per event and cumulatively according to the Section. The Section does not contain any limitation regarding:

a.	Subrogation claims of the National Insurance Institute;

b.	Physical damage resulting from the use of mechanical, engineering equipment that is a motorized vehicle which is not compulsorily insurable;

c.	Liability by reason of damage that is caused consequent upon earthquakes and weakening of support, with a liability limit of $250,000 per event.

3.	Section 3 – employer’s liability insurance insuring liability towards any of the persons employed in carrying out the Works, in respect of physical injury or professional sickness that may be caused to any of them during the course of and in consequence of such employment of them, with a liability limit of $5,000,000 per claimant, per event and cumulatively according to the Section. This insurance does not include any limitation regarding works at height or at depth, working hours, bait and poisons, contractors, sub-contractors and their employees and the lawful employment of young persons. For the avoidance of any doubt, the Section includes a waiver of the right of subrogation against the Lessee and/or any of its successors, save that such waiver will not apply for the benefit of the person who has maliciously caused the insurance event.

The above policy has priority over any insurance that has been made by the Lessee, and we waive any claim and/or demand of sharing in the Lessee’s insurances. In addition, a breach of any of the terms of the policy and the stipulations thereof in good faith by and/or on behalf of the Lessor, will not derogate from the Lessee’s rights to obtain indemnity under the policy. In addition, we undertake that the above policy will not be cancelled nor will any adverse change be made therein during the Insurance Term, unless written notice is given by registered mail to the Lessee, at least 30 days in advance. For the avoidance of any doubt, we confirm that the Lessor is solely responsible for payment of the premiums for the above policy and the subject of the deductible that applies under such policy.

Subject to the terms and exceptions of the original policy to the extent they have not been expressly varied by the foregoing.

Yours faithfully,

(Insured's certificate)	(Insured's stamp)	(Signatory's Name)	(Position)

Appendix “G-4": Insurance Certificate of the Lessor’s Regular Works

Date: ___________________

---------------------------------- Company (hereinafter collectively: "the Lessee")
of __________________________

Dear Sir or Madam,

RE:	Insurance Certificate in the name of Industrial Buildings Corporation Ltd., (hereinafter: "the Lessor") in all aspects relating to the leasing of the property being constructed on the Land known as Block 11492 Parcel 83 Sites 11, 12, 18 and 19 in Yokneam (respectively called below: "the Premises" and "the Building").

We hereby certify that the Lessor effects through us the insurance(s) set out below for the duration of the insurance term(s) specified in such insurance(s) (hereinafter: “the Insurance Term”) the volume of the cover provided under the insurance(s) mentioned being not less than the cover provided according to the form of the policies known as BIT (version 2007) or the comparable BIT policies on the date of the making of the insurance(s)), including all the extensions that are provided for the insurance under such version:

1.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Insurance of the structure of the Building including parts linked thereto, as well as all the additions and improvements that have been made in the Building by the Lessor and/or on its behalf, in reinstatement value against loss or damage following the usual risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, storm and tempest, flood, damage from liquid and bursting of pipes, harm by vehicles, harm by aircraft, uprising, strikes, malicious damage and burglary damage. Such insurance includes a clause regarding the waiver of a right of subrogation against the Lessee and/or against any of its successors, save that such waiver will not apply for the benefit of any person who has caused damage maliciously.

2.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Third-party liability insurance insuring the liability of the Lessor by law in respect of physical injury or damage to property that could be caused to a person or property of any individual or body whatsoever in and in the vicinity of the Building, with a limit on liability as set out below. The insurance is not subject to any restriction regarding liability resulting from fire, explosion, panic, lifting, loading and unloading instruments, defective sanitary installations, poison, any harmful thing in food or drink, strike and lock-out, liability in respect of and towards contractors, sub-contractors (of any degree) and their employees, animals, as well as subrogation claims on the part of the National Insurance Institute. The insurance is extended to indemnify the Lessee in respect of liability that may be imposed upon it following an act and/or omission of the Lessor and/or any of its successors, this being subject to a cross-liability clause whereby the insurance is deemed to have been made separately for each of the individuals comprising the insured. The liability limit is the sum of $3,000,000 per event and cumulatively according to the policy.

3.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Employer’s liability insurance that insures the Lessor’s liability towards its employees in respect of physical injury and/or professional sickness that may be caused to any of them during the course of and in consequence of their work at and in the vicinity of the Premises, with a liability limit of $1,500,000 per claimant, $2,500,000 per event and $5,000,000 and cumulatively according to the policy. The insurance does not include any restriction regarding works at height or at depth, working hours, bait and poison, and also in regard to the lawful employment of young persons. The insurance is extended to indemnify the Lessee in the event of it being alleged with respect to the occurrence of any work accident and/or any professional sickness, that it bears any duties of an employer towards any of the Lessor’s employees. In addition, the insurance contains a clause of waiver of a right of subrogation against the Lessee and/or against any of its successors; save that such waiver will not apply for the benefit of any person who has maliciously caused the insurance event.

4.	Policy no. _______________ for the period commencing on _________________ and expiring on ________________

Insurance of consequential loss insuring loss of rent and parking fees (if any) on account of damage that has been caused to the structure of the Building following the risks set out in paragraph 1 above for the duration of an indemnity period of 12 months. Such insurance will contain a clause whereby the insurer waives the right of subrogation against the Lessee and/or against any of its successors; save that such waiver will not apply for the benefit of any person who has caused malicious damage.

We confirm that the above policy(s) takes priority over any insurance that is made by the Lessee, and we waive any claim and/or demand of sharing in the Lessee’s insurances. In addition, we confirm that the non-fulfilment of any of the terms of the policy(s) and the stipulations thereof in good faith by the Lessor and/or by any person on its behalf will not derogate from the Lessee’s right to receive indemnity under the policy(s). In addition, we undertake that the policy(s) will not be cancelled nor will any adverse change be made therein for the duration of the Insurance Term, unless notice thereof is given to the Lessee by registered mail, at least 30 days in advance. For the avoidance of any doubt, it is clarified that the Lessor will solely be subject to the obligation to pay the premiums in respect of the policy(s) and the obligation of bearing the deductibles thereunder.

Subject to the terms and exceptions of the original policies to the extent they have not been expressly varied by the foregoing.

Yours faithfully,

(Insured's certificate)	(Insured's stamp)	(Signatory's Name)	(Position)

Appendix “H”: Principles of Agreement

Industrial Buildings Corporation

13/11/2007

Lumenis
By means of Moshe Rabinovitz (Eng.) and Advocate Giora Unger

RE:	Principles of the Agreement to set up and lease Lumenis House in the Yokneam Industrial Zone (hereinafter: “the Document” or “this Document”)

We, the undersigned, have submitted a proposal to Lumenis within the framework of a process to obtain bids in the above project.

Attached is the Price Table that constitutes our final financial proposal, this being only in CPI-linked shekel prices, as set out below. The scheme and the specification that we received from you constitutes an integral part of our proposal.

At your request, we hereby confirm that the principles of the agreement as set out below, are agreed to by us, and that within the framework of the negotiation towards forging the binding agreement, we will not request to deviate from these principles.

For the avoidance of any doubt, we would make it clear that we are aware that as long as no detailed agreement is signed by both parties, Lumenis will not be committed towards us in any manner or form, all as set out also in the previous documents that we received from Lumenis in connection with the process for obtaining proposals in the above project.

For the avoidance of any doubt it is hereby clarified that if the parties fail to reach the signature of a detailed agreement due to unreasonable or unacceptable or illogical requirements on the part of Lumenis with respect to any other conditions of the detailed agreement, then we will not be committed towards Lumenis either under this present Document, or at all.

Everything stated and clarified in the Lumenis documentation in the process for obtaining proposals will apply overall to the agreement that will be signed, unless and to the extent it has been otherwise made clear in this Document.

All the reservations that were included in our proposals and previous applications, are null and void, save and to the extent they have been expressed in this document.

In the agreement that will be signed we will undertake to acquire the capitalized leasehold rights in the land in the New Yokneam – Mansura Industrial Zone, that is known as sites no. 11, 12, 18 and 19 of Parcel no. 83 in Block 11492 (hereinafter: “the Site”), and construct thereon buildings as set out in the scheme (hereinafter: “the Construction”) and lease the same to Lumenis. In the agreement, Lumenis will undertake to take a lease of the buildings for a term of 10 years at the least, and in addition a right of option will be granted to Lumenis to extend the lease period for five further lease periods of three years each, totaling all 25 years, on the conditions that will be set out in this Document.

Clarification: our proposal and the principles of the above agreement and appearing below will, mutatis mutandis, also apply with respect to the alternative sites that we suggested.

General

1.	Before signing the agreement, we will verify the rights in the Site, and the planning status and the Town Building Plans, and the procedures applicable with respect to the Site and with respect to the allocation thereof and the possibility of acquiring rights therein, with any authority or institution that pertains to the matter, including the offices of the Land Registrar, Israel Lands Administration, the Ministry of Trade and Industry, local authority, Planning Commissions, offices of the municipal company, etc., (hereinafter: “the Investigations”).

2.	Lumenis is not responsible for making any such Investigation and will have no responsibility in this connection, and all the data that were presented by Lumenis, prior to the signature of the agreement, including data that were distributed by Lumenis’ representatives in documents and/or at meetings, do not bind it nor do they impose upon it any obligation or responsibility on the matter.

3.	Shortly after our signature of these principles of agreement, we will continue to examine and check with the Israel Lands Administration and the Ministry of Trade and Industry, the possibility of taking/allocating the rights in the land, and also embark on the planning stage investigation, all with the object of complying with the time schedule, this being prior to the signature of a binding agreement, and we agree that should a binding agreement not be signed for any reason whatsoever, we will not be entitled to any compensation or payment in consequence thereof.

4.	The agreement that will be signed will obligate us to acquire/lease the rights in the land, unless we prove that despite our efforts, acquiring the rights has been prevented due to factors that are beyond our control. Notice of the implausability of acquiring the rights or delay that is beyond our control, as stated above, will be given by us to Lumenis within three months of the signature of the agreement. On this condition being fulfilled, the contract will be rescinded and each party will bear its own costs and neither party will have any claims against the other, all unless otherwise agreed by the parties.

5.	Lumenis alone will have a right, but not the duty, to decide to rescind the contract if it transpires that the cost of the land per constructed meter will exceed $100. In the case of a rescission of the contract, neither of the parties will have any claim or demand against the other, and Lumenis will pay no payment or compensation in respect of the expenses that have been incurred by the developer, including in respect of planning. The definition of a constructed meter is as set out below.

6.	Lumenis will co-operate at our request, in presenting its needs and in clarifying the purpose of the project to the Israel Lands Administration and/or the local authority and/or the Ministry of Trade and Industry and/or the Planning Commissions and/or any like authority to the extent this is reasonably required in order to assist obtaining approval to acquire the rights in the land in particular, and promoting the project in general (for the avoidance of any doubt there is no intention to financially assist or provide assistance which involves any real financial cost).

Construction

7.	The Construction will be carried out according to the “scheme” and shell specification that were supplied to us and which will constitute an integral part of the agreement. Our responsibility will be full and include everything involved in the Construction, without any exception, and without derogating from that stated also include planning and supervision and implementation and management, and fees, all with the exception of the remuneration of an inspector that Lumenis may provide on its own behalf and who, if it does so provide, will be entitled to be party to all the planning and implementation processes, without his appointment derogating from any obligation on our part in connection with the Construction.

8.	The responsibility for obtaining any lawful licence is imposed upon us.

9.	The scheme sets out the volume of the building that we will be required to carry out according to the agreement in any event, and for which Lumenis will be committed in the agreement. As this Construction will not exhaust the building rights in the Site, it is agreed by us that Lumenis will have the option of instructing us to carry out additional construction (hereinafter: “the Additional Building Option”) that will exploit additionally, fully or partially, the additional building rights on the Site, whether Construction is in accordance with existing rights or under additional rights in the future (if any) this being at Lumenis’ sole and absolute discretion.

10.	If Lumenis exercises its right in regard to such additional building, then the first term of the lease and the option for extending it, as well as the consideration and the degree of collateral as well as all the remaining conditions that will be fixed in the detailed and binding agreement with respect to the volume of the building of the present scheme, will similarly apply to the agreement relating to the additional construction and leasing thereof to Lumenis, subject to the following changes:

11.	The rental components for the Construction according to the existing scheme, that relate to the cost of the land as well as the investment in the finishing works, as appearing in our proposal, are those that will be paid also for leasing the additional construction, and will be the same in their amount to those that will be set out in the lease agreement for the Construction according to the existing scheme, including the mechanism fixed in paragraph 29 below, with respect to determining the cost of the land, including the linkage mechanism therein, which is also set out in this Document.

Notwithstanding the foregoing, with respect to the rental component that relates to the finishing works that will be carried out in the additional construction, it is clear that the amount will be fixed according to the volume of the actual investment in those works in the additional construction, according to that formula which is fixed in our proposal which relates to construction according to the present scheme.

As to the rental component that relates to the shell, as appearing in our proposal, this component will be linked to the building inputs index, the base index presently known of September 2007, and such component will be increased according to rises in the building inputs index, between the base index and the building inputs index that will be known on the date of commencement of the lease of the additional construction and from such date onwards this component also will be linked to the CPI as will the remaining components of the rent. In addition, if changes occur with respect to the building requirements of the shell of the additional construction compared with the requirements of the present scheme with respect to the principal Construction then these will similarly attract a change of the consideration corresponding to the price rise or cheapening of the shell as a result of the change in the requirements.

12.	Lumenis reserves the right not to instruct us to exploit the possible building rights at all, and as long as this is not done, it will be committed to pay the full amount of the annual cost for maintaining the Additional Building Option and it similarly may notify us that it is waiving such option, and that we are entitled to exploit these surplus rights ourselves, and in such case, the payments mentioned will cease upon notice being given as detailed in paragraph 15 below.

13.	Exercise of the option or the giving of such notice of the non-exercise thereof may be given by Lumenis with respect to all the additional rights mentioned, or part thereof, that is to say, the Option will be exercised or preserved only with respect to part of these future rights, and in such a case, the payment specified in our proposal for preserving the Option will be reduced pursuant to the proportion that the building rights for which notice has been given or the Option has been exercised bears to the building rights for whose exploitation it is requested that Lumenis continue to retain the Option to carry out.

14.	Lumenis’ Additional Building Option is limited to the first rental period (10 years) and for a further two years, if the Option is exercised during those two years, and in any event after the period of 12 years, such right of Option will not be conferred upon Lumenis.

15.	Lumenis will be committed to giving six months’ prior notice if it wishes to exercise the Additional Building Option mentioned above or part thereof, or give notice of the waiver of the Additional Building Option or part thereof.

16.	Lumenis’ decision regarding Additional Building /exercise of such rights, will obligate us to act pursuant thereto.

Consideration – rent

17.	The aggregate consideration that the developer will receive will only be by receiving rent from Lumenis as set out in our proposal.

18.	Without derogating from the generality of the foregoing, it is clarified that the consideration includes all and any expense and cost, whether expected or unexpected, and includes planning and building and licensing costs and fees of consultants and fees and management and overheads and any other expense that we will be obliged to bear for the purpose of this agreement, whether of such kinds or of any other category.

19.	Without derogating from that stated and for the sake of caution and clarity it is stated that the performance of the construction works up to and including the shell, but excluding the internal finish, is on a global-payment basis and is in the developer’s full and overall responsibility, at a fixed price and includes consideration for fully and completely carrying out all the works, without any additional payment, the only consideration that we will receive being the rent mentioned above and as proposed in the Table of Prices that is attached to our proposal.

20.	Without derogating from the generality of the foregoing, it is clarified that even if performance of the works will require the use of materials, items or quantities that will exceed the estimates of the offeror and/or Lumenis, the consideration will remain unchanged, and we will bear overall, full and exclusive responsibility for completing the works and deliver them to the company in a complete manner on a turnkey basis, both with respect to the works that will be carried out by it and also with respect to works that will be carried out by others. It is further agreed that if the parties agree to modify the scheme in connection with the shell, then the parties will agree also to modify the consideration in the rental component that relates to the shell.

21.	Notwithstanding the foregoing, and in accordance therewith, it is clarified that the interior works will be carried out by developer pursuant to the planning and specification that will be fixed by Lumenis, and the developer will be committed to carry out the same with the minimum possible investment, by carrying out the same by means of consultants and sub-contractors that will be jointly selected with Lumenis. The selection will be made by way of tender/s or such other method if and to the extent it will be agreed on by the parties jointly. In any event, the method of receiving proposals and of determining the prices and the contracts with the sub-contractors will be completely transparent to Lumenis.

22.	The investment in the interior/finishing works will not exceed $400 per sq.m., on average. Notwithstanding the foregoing, a deviation of up to 10% (that is up to $440) will not be deemed to be a breach on the part of Lumenis nor will it create any additional right to us, beyond raising the rent that results from the increased volume of the investment, pursuant to our proposal. In the event of Lumenis wishing to invest more than the sum of $440 per sq.m., on average, Lumenis will bear the necessary financial difference.

23.	Lumenis will exercise the full area of the shell, some 16,000sq.m., (gross), although it is possible that the interior adaptation works will only be made in parts of the area.

24.	The rent will not include management and maintenance, and these will be carried out by Lumenis or persons on its behalf and at its own expense, without derogating from the developer’s responsibility for the quality of the Construction, faults, defects and the like.

25.	For the removal of any doubt, Lumenis will bear the city tax payments and any new current tax or levy that will be imposed on occupiers of properties as distinct from on those who hold the ownership and/or long-term lease of properties for the buildings that will be leased to it. For the removal of any doubt, it is emphasized that Lumenis will bear no fees or levies pertaining to the development of drainage, paving, sewage and the like.

26.	The payment date of the monthly rent will be monthly on the 10th of the month.

27.	In addition, on the rent will be paid a payment for non-exercising building rights pursuant to our proposal, with respect to the period during which Lumenis decides not to exploit additional building rights, or part thereof, that is to say for maintaining the option to build and lease additional areas in another future building, and in the warehouse building.

28.	The prices will be linked as from the Consumer Price Index of September 2007 until the Index known on the date of making each and every payment, without any additional linkage or interest and without any cap or floor.

29.	Our proposal in all aspects relating to the rental component for the land is based on the assumption that the cost of the purchase will be in an amount of $50 per sq.m., of constructed area, as set out in the Table in the proposal. After the purchase, the cost of the actual purchase from the ILA will be presented and pursuant thereto, the amount of the final rent updated in the appropriate component in the Table.

30.	For the purpose of that stated in the above paragraph “purchase cost” means the aggregate of all the payments that will be paid to the ILA for purchasing the rights in the land (ground rent/capitalization/permit fees) for the full building capacity according to the Town Building Plan and also the amounts that will be paid to the ILA and/or any person on its behalf for development, including development fees of the local authority, all exclusive of VAT, it being clarified that the VAT amounts will not include in any event the “purchase cost” or “land cost” for the purpose of calculating the rent for this component according to our proposal.

31.	For the purpose of that stated, “constructed area” means the constructed area of a special zone as appearing in the Town Building Plan, at the time of submitting the application for the building permit.

32.	The monthly rent detailed in our proposal for the finishing/interior works relates only to the finishing/interior works and does not include any overheads and/or overheads of a main contractor, either for guarding or for electricity, water, cleaning, insurance, co-ordination between the sub-contractors and assistance in transporting, and these will not be charged to the parties who carry out those works but be borne by the developer and/or the main contractor on its behalf, and it is only this price, without the overheads mentioned, that which will be equated to the baseline price mentioned for the purpose of determining the proposed rent pursuant to the proposed baseline price. For the removal of any doubt, the contents of this paragraph with respect to the sub-contractors will be made clear to them by us in good time, before their bids are accepted, all in order to cheapen so far as possible, the costs of the finishing/interior works.

33.	Our proposal as set out in the Table relates to expected changes in the period of the option in the rental for the shell and parking places and the rent for the internal finishing work, all expressed by way of a percentage.

34.	The agreement that will be signed will also include an agreed, reasonable and fair mechanism for increases/prices that will be paid by Lumenis in respect of modifications or improvements, after completion of the construction, if and to the extent these will be required by Lumenis during the lease.

The lease

35.	The right is reserved to Lumenis to make any use that is permitted by law of the buildings and also to sub-lease them, including leasing parts of the building. The developer will be required to ensure that it will be entitled and able by law, according to the ILA procedures and decisions, to grant a lease of the building to Lumenis for the full periods specified in these principles of agreement, and in the procedure documents for obtaining bids, so that Lumenis will also be entitled to grant subleases thereof as stated.

36.	Lumenis may obligate the developer to register its rights under the agreement in any register that is maintained by law, including the Land Registry and/or the offices of the Israel Lands Administration, at its expense.

Time Schedule:

37.	In the contract that will be signed we will undertake that the Construction will be completed and the building ready for habitation and possession delivered to you, all within 25 months at the most of 1 December, 2007. The undertaking to the time schedule mentioned is on the assumption that Lumenis will supply functional design, including supplies not later than 75 working days of the day on which it receives the final shell plans, and also on the assumption that Lumenis will approve the plans or submit remarks within a response time that will not exceed a week.

38.	It is clear to us and agreed that compliance with the time schedule set out above will constitute a fundamental and material condition of the agreement, and any deviation from the time schedule will allow Lumenis to sue us, without reference to the continued performance of the agreement, for the agreed damages detailed below, and that any delay in the time schedule that exceeds 10 months, will constitute a fundamental breach.

39.	Any delay in the time schedule that is not the fault of Lumenis and/or which does not arise from force majeure within the meaning of the law, will require us to pay agreed and pre-determined compensation of the full lease costs that will be paid by Lumenis during such period for the properties which it is occupying in that period, and Lumenis will not be entitled to any additional compensation for delay beyond such agreed compensation.

Collateral and insurances:

40.	Lumenis will provide good collateral of a bank or insurance company (not autonomous) to the extent of 45% of the interior works but not more than the amount of the annual rent, including for the first year, a progressive reduction being made over the ensuing nine years. During the entire periods of the option to extend the lease, the guarantee will be for an amount of three months’ rent for the shell component.

41.	Immediately after the signature of the contract, Lumenis will provide to us 25% of the collateral, and subject to the building contract pursuant to the time schedule that will be set in the agreement, Lumenis will provide after 13 months of signing the agreement, a further 25%, and on delivery of the key, will complete the full guarantee (as defined above). In the period culminating with the delivery of the key, the percentages will derive from the collateral according to the amount of one year of lease. Concurrently we will provide Lumenis with a non-autonomous performance bond of a bank or insurance company for those amounts of the guarantee that Lumenis will provide as stated above, for the first two stages only, that is, the first 50%.

42.	Lumenis will bear no insurance costs in respect of damages to the structure, including following earthquake, fire, natural catastrophe and the like as distinct from content insurances and/or insurance for liability imposed upon it by law, if it elects to effect such insurances.

By way of confirmation we have set our hands this the ____ day of November 07/11/2007

/s/Dalit Bar-On    /s/Oran Halutzi
Industrial Building Corporation

Names of signatories and stamp of the Company

Certificate of an accountant/lawyer

I, the undersigned _________________ Advocate/CPA whose address is ______________________ and licence no. is ________ hereby certify that this document was signed by the authorized signatories of the Company empowered to bind it by the undertakings set out in this document.

In witness whereof we have set our hands this day ______________________________________

Price table

Paragraph	Sq.m.		Price in NIS / sq.m.	Total/monthly

Land cost	16,000		2.05	32,800
Central building	12,000		28.7	344,400
Warehouse building	4,000		18.45	73,800
Finishing adaptations ($350/sq.m.)	16,000		16.48	263,680
Covered parking	200 parking pla	ces	129.5	25,900
Outside parking	50 parking plac	es	61.5	3,075
Total				743,655

The rent will be linked to the Consumer Price Index for September 2007

Appendix “I-1": Form of the Lessee’s Guarantee

Date: __________________

Industrial Buildings Corporation Ltd.
11 Hamanofim St.,
Herzliya Pituach 46120

Dear Sir or Madam,

RE:	Guarantee no. ______________________

At the request of Lumenis Ltd., public corporation no. 520042557 (hereinafter: “the Debtor”) we hereby guarantee you the discharge of any amount that you will demand from us up to the aggregate sum of NIS._________ (in words __________________________ new shekels) (hereinafter: “the Principal of the Guarantee”), in order to secure the performance of the Debtor’s undertakings pursuant to the Agreement that was signed between you and the Debtor in connection with the construction of Lumenis House dated _______________________ (hereinafter: “the Agreement”).

The Principal of the Guarantee will be linked to the exchange rate of the U.S. dollar (hereinafter: "the Foreign Currency") on the following linkage conditions:

The exchange rate of the Foreign Currency means the representative rate of exchange thereof published by the Bank of Israel.

If it transpires at the time of payment of the Principal of the Guarantee that the exchange rate of the Foreign Currency last published by the Bank of Israel (hereinafter: “the New Exchange Rate”) exceeds the exchange rate of NIS 4.05 for each US$ (hereinafter: “the Base Exchange Rate”) then the amount of the Guarantee will be deemed to have been increased in an amount equal to the increase rate of the New Exchange Rate compared with the Base Exchange Rate (hereinafter: “the Increased Guarantee Amount”).

If it transpires that the New Exchange Rate has dropped compared with the Base Exchange Rate, the amount of the Principal of the Guarantee will remain unchanged.

We will pay you, on your written demand and not later than 10 days after the date of receipt by us of your demand at the address noted above, any amount of the Principal of the Guarantee that will be stated in your above demand, provided it does not exceed the Increased Guarantee Amount and provided that there will be attached to your above demand a certified copy of a judgment ruling that the Debtor is required to pay you the amount specified in the demand.

The term “certified copy of a judgment” means a copy of the judgment/decision/order of the Court, certified to be a true copy by the Court Secretariat.

This Guarantee will remain in force until the ____ day of _________________ (inclusive) and will be automatically extended from time to time for a further period of 12 months unless you notify us in writing that this Guarantee is void or if we pay you the amount of the Guarantee hereunder, or if we notify you by prior notice that will be given to you one year in advance that we will not further extend the Guarantee. Every demand under this Guarantee must reach the undermentioned branch in writing whose address is: __________________________.

Any demand reaching us after that date will not be entertained.

A written demand according to this Guarantee does not mean a demand that will reach the Bank by fax, telex or cable, and such a demand will not be deemed to constitute a demand pursuant to this Guarantee.

This Guarantee is not assignable or transferable.

Yours faithfully,

Appendix “I-2": Form of the Company’s Guarantee

Date: __________________

Lumenis Ltd.
Upper Yokneam Industrial Zone
Zip code 202069

Dear Sir or Madam,

RE:	Guarantee no. ______________________

At the request of Industrial Buildings Corporation Ltd., public corporation no. 520024126 (hereinafter: “the Debtor”) we hereby guarantee you the discharge of any amount up to the aggregate sum of NIS._________ (in words __________________________ new shekels) (hereinafter: “the Principal of the Guarantee”), in order to secure the performance of the Debtor’s undertakings pursuant to the Agreement that was signed between you and the Debtor in connection with the construction of Lumenis House dated _______________________ (hereinafter: “the Agreement”).

The Principal of the Guarantee will be linked to the exchange rate of the U.S. dollar (hereinafter: "the Foreign Currency") on the following linkage conditions:

The exchange rate of the Foreign Currency means the representative rate of exchange thereof published by the Bank of Israel.

If it transpires at the time of payment of the Principal of the Guarantee that the exchange rate of the Foreign Currency last published by the Bank of Israel (hereinafter: “the New Exchange Rate”) exceeds the exchange rate of NIS 4.05 for each US$ (hereinafter: “the Base Exchange Rate”) then the amount of the Guarantee will be deemed to have been increased in an amount equal to the increase rate of the New Exchange Rate compared with the Base Exchange Rate (hereinafter: “the Increased Guarantee Amount”).

If it transpires that the New Exchange Rate has dropped compared with the Base Exchange Rate, the amount of the Principal of the Guarantee will remain unchanged.

We will pay you, on your written demand and not later than 10 days after the date of receipt by us of your demand at the address noted above, any amount of the Principal of the Guarantee that will be stated in your above demand, provided it does not exceed the Increased Guarantee Amount and provided that there will be attached to your above demand a certified copy of a judgment ruling that the Debtor is required to pay you the amount specified in the demand.

The term “certified copy of a judgment” means a copy of the judgment/decision/order of the Court, certified to be a true copy by the Court Secretariat.

This Guarantee will remain in force until the ____ day of _________________ (inclusive) and will be automatically extended from time to time for a further period of 12 months unless you notify us in writing that this Guarantee is void or if we pay you the amount of the Guarantee hereunder, or if we notify you by prior notice that will be given to you one year in advance that we will not further extend the Guarantee. Every demand under this Guarantee must reach the undermentioned branch in writing whose address is: __________________________.

Any demand reaching us after that date will not be entertained.

A written demand according to this Guarantee does not mean a demand that will reach the Bank by fax, telex or cable, and such a demand will not be deemed to constitute a demand pursuant to this Guarantee.

This Guarantee is not assignable or transferable.

Yours faithfully,

Appendix “J”: Irrevocable Power of Attorney

I/we, the undersigned ______________________ company, no. _______________ empower Advocates Shmuel Lechner and/or Rennana Feit-Eyal and/or Shira Uzik and/or Tal Rabess and/or Noa Feit and/or Oren Maor and/or Erez Sapir, all of them jointly and/or each of them severally (hereinafter: “the Attornies”) to be my/our lawful attornies and to do in my/our name and on my/our behalf all or any of the following acts and deeds:

1.	To strike out and/or remove any right and/or registration and/or caution that has been or will be registered in our favour at the Land Registry or with the Israel Lands Administration and/or in any register that is maintained by law, if and to the extent they have been registered in our favour pertaining to the land known as Block 11492, Parcel 83, (sites 11, 12, 18, 19) in the Yokneam Industrial Zone (hereinafter: “the Land”) and/or any block and/or parcel that will be created out of the Land.

2.	To appear in the Land Registry and/or at the Israel Lands Administration and/or in any other registry maintained by law, and sign any document and/or any application that is required in order to effectuate the above acts.

3.	To transfer all or any part of this power of attorney to any person whom my Attornies deem fit.

4.	This power of attorney is irrevocable and may not be revoked or limited by me/us, since the rights of a third party are dependent thereon.

In witness whereof we have set our hands:

/s/Dov Ofer /s/Aviram Steinhart
The Lessee.

I certify the signature of my above client:

Date	Lawyer

Addendum no. 1 – Air-conditioning Installations

to the Lease Agreement dated __________________

Executed on the ____ day of _________________ 2007

1.	This Addendum will apply to the air-conditioning system that will be installed in the Building according to the terms of this Agreement (to the extent it will be installed) and will constitute an integral part of the Agreement captioned above (hereinafter: “the Lease Agreement”) and in the absence of any intention to the contrary, all the terms thereof will be construed according to the meanings assigned thereto in the Lease Agreement. It is further agreed that wherever the term “the Company” appears, the Company may effect the foregoing by means of any person and/or management company on its behalf.

2.	In addition to all of its undertakings under the Lease Agreement, the Lessee undertakes to effect regular maintenance of the air-conditioning system including, inter alia, the carrying out of preventive and regular maintenance works, according to the manufacturer’s instructions of the air-conditioning system, recondition the system or any part thereof, replace materials, replace parts of the air-conditioning system that have been damaged or have broken down or become worn out (including reasonable wear) and which require replacement for continuing the proper operation of the air-conditioning system.

The Company may, but will be under no duty, to appoint a professional inspector in order to check the extent to which the maintenance works are being carried out by the Lessee. The Lessee will co-operate with the Company and assist the professional inspector. The professional inspector’s instructions will obligate the Lessee to act in accordance therewith in all matters relating to and/or pertaining to the regular maintenance.

On the expiration of the Lease Term, the air-conditioning system will be checked by the parties. If defects are discovered by it that result from regular preventive maintenance not having been carried out and/or regular preventive maintenance having been carried out negligently and/or with lack of skill, the Lessee will be bound to complete the treatment and/or alternatively bear the cost of repairs that will be proposed by the Company.

3.	The Lessee undertakes to bear all the costs involved in performing its undertakings described in paragraph 3 above.

4.	In the event of the Lessee making internal alterations in the Premises by moving internal partitions and/or modifications in the use of the Premises or any part thereof and/or in the event of there being additional employees or installations at the Premises, then, if the Lessee requests to increase the output of the air-conditioner and/or make changes in the existing system, the Lessee will be bound to obtain the prior written consent of the Company thereto. The Company will not refuse to grant such approval unless and to the extent the change may damage the system.

All the costs arising from increasing the output of the air-conditioning system and/or changing the existing system and/or changing the airsupply ducts, changing the distributors, changing the units, will be borne and paid by the Lessee.

The Lessee will be entitled to request the making of changes or improvements by the Company and the provisions of the Agreement will apply in this connection.

5.	In the event of cooled air being supplied to the Premises by means of a central air-conditioning system, the Company will take measures to regularly supply airconditioned air. In the event of the supply of condensed cooling water from a cooling tower to the Building in which the Premises are situated – the Company will take measures to regularly supply condensed water.

In witness whereof the parties have set their hands:

/s/Dov Ofer /s/Aviram Steinhart	/s/Dalit Bar-On /s/Oran Halutzi
The Lessee.	Industrial Buildings Corporation Ltd.

Addendum no. 2 – Parking places

1.	This Addendum constitutes an integral part of the above captioned agreement (hereinafter: “the Lease Agreement”) and in the absence of any intention to the contrary, all the terms thereof will be construed according to the meanings ascribed thereto in the Lease Agreement.

2.	It is agreed between the parties that the Company will lease parking places to the Lessee as set out in the Program – Appendix B1 to the Agreement (hereinafter: “the Parking Places”).

3.	The parking places will, for all intents and purposes under the Lease Agreement, as part of the Premises (as defined in the Lease Agreement). Notwithstanding the foregoing it is clarified and agreed between the parties that the consideration in respect of the parking places will be pursuant to that stated in Appendix E.

4.	The Lessee agrees that the parking rent (fees) will be treated for all purposes as the Rent.

5.	The Lessee declares that it is aware that payment is for the right to park in the Parking Places and does not extend to any guarding services whatsoever.

In witness whereof the parties have set their hands:

/s/Dov Ofer /s/Aviram Steinhart	/s/Dalit Bar-On /s/Oran Halutzi
The Lessee.	Industrial Buildings Corporation Ltd.